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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                     UNITED RENTALS (NORTH AMERICA), INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     7353                    06-1493538
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR        CLASSIFICATION NUMBER)
      ORGANIZATION)

           (FOR CO-REGISTRANTS, PLEASE SEE "TABLE OF CO-REGISTRANTS"
                            ON THE FOLLOWING PAGE)

                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               BRADLEY S. JACOBS
                     UNITED RENTALS (NORTH AMERICA), INC.
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
 A COPY OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

        JOSEPH EHRENREICH, ESQ.                STEPHEN M. BESEN, ESQ.
 EHRENREICH EILENBERG KRAUSE & ZIVIAN        WEIL, GOTSHAL & MANGES LLP
                  LLP                             767 FIFTH AVENUE
          11 EAST 44TH STREET                 NEW YORK, NEW YORK 10153
       NEW YORK, NEW YORK 10017                    (212) 310-8000
            (212) 986-9700

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement and satisfaction of all other conditions to the exchange offer described in the prospectus included herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                          PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM          MAXIMUM
    SECURITIES TO BE         TO BE     OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED          REGISTERED     PER UNIT    OFFERING PRICE(1) REGISTRATION FEE
----------------------------------------------------------------------------------------
9 1/4% Senior
 Subordinated Notes Due
 2009, Series B........   $300,000,000      100%        $300,000,000        $83,400
----------------------------------------------------------------------------------------
Guarantees of the 9 1/4%
 Senior Subordinated
 Notes Due 2009,
 Series B(2)...........        NA            NA              NA                NA

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(1) The registration fee has been calculated pursuant to Rule 457(a) and Rule
    457(f)(2) under the Securities Act of 1933, as amended (the "Act"). The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2) Represents the guarantees of the 9 1/4% Senior Subordinated Notes due 2009, Series B, to be issued by the Co-Registrants. Pursuant to Rule 457(n) under the Act, no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                            TABLE OF CO-REGISTRANTS

                                                (PRIMARY
                            (STATE OR OTHER     STANDARD
    EXACT NAME OF CO-       JURISDICTION OF    INDUSTRIAL
      REGISTRANT AS         INCORPORATION OR CLASSIFICATION  (I.R.S. EMPLOYER
 SPECIFIED IN ITS CHARTER    ORGANIZATION)      NUMBER)     IDENTIFICATION NO.)
-------------------------------------------------------------------------------
A&A Tool Rentals & Sales,
 Inc.                        California           7353          94-1729580
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ACG, Inc.                    Indiana              7353          35-1581235
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Adco Equipment, Inc.         California           7353          95-3448693
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Arrow Equipment Company      Illinois             7353          36-2748973
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Bakersfield Compaction
 Equipment                   California           7353          77-0281198
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Blast Abrasives and
 Equipment Corp.             Indiana              7353          35-1821890
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BNR Equipment, Inc.          New York             7353          16-1487245
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Churchman Equipment Co.      Indiana              7353          35-1576779
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Coran Enterprises,
 Incorporated                California           7353          94-2292438
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Dealers Service Company      New Jersey           7353          22-1944238
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Empire Equipment Rental &
 Ready Mix, Inc.             California           7353          68-0177395
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Grand Valley Equipment Co.   Michigan             7353          38-2279574
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High Reach Co., Inc.         Pennsylvania         7353          23-1737104
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Independent Scissor Lifts,   California           7353          94-2505169
 Inc.
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JBK, Inc.                    Ohio                 7353          34-1291932
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Kubota of Grand Rapids,
 Inc.                        Michigan             7353          38-2700834
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Madison Equipment Sales
 and Rental, Inc.            Alabama              7353          63-0972387
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Mark Equipment, Inc.         Alabama              7353          63-1023613
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Mercer Equipment Company     North Carolina       7353          56-1686482
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Misco Rents, Inc.            Indiana              7353          35-1804651
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Mission Valley Rentals,
 Inc.                        California           7353          94-2367404
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Palmer Equipment Company,
 Inc.                        Michigan             7353          38-2216420
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Paul E. Carlson, Inc.        Minnesota            7353          41-1346079
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Rental Tools & Equipment
 Co. International, Inc.     Maryland             7353          52-1178782
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Rentals Unlimited,
 Incorporated                Rhode Island         7353          05-0373691
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Rosedale Equipment Rental,
 Inc.                        California           7353          95-3389334
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Space Maker Systems of
 Va., Inc.                   Virginia             7353          54-1696593
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Thoesen Equipment, Inc.      Illinois             7353          36-3698654
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Tool Center of Texas, Inc.   Texas                7353          76-0215710
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Tool Shed of Greenfield,
 Inc.                        Indiana              7353          35-2005542
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Tool Shed of Indianapolis,
 Inc.                        Indiana              7353          35-1398957
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Trench Safety Equipment
 Corp.                       Arizona              7353          86-0587911
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United Equipment Rentals
 of Houston, Inc.            Texas                7353          76-0551618
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United Rentals Aerial
 Equipment, Inc.             Delaware             7353          06-1520087
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

                                                 (PRIMARY
                             (STATE OR OTHER     STANDARD
     EXACT NAME OF CO-       JURISDICTION OF    INDUSTRIAL
       REGISTRANT AS         INCORPORATION OR CLASSIFICATION  (I.R.S. EMPLOYER
 SPECIFIED IN ITS CHARTER     ORGANIZATION)      NUMBER)     IDENTIFICATION NO.)
--------------------------------------------------------------------------------
United Rentals, Inc. (WA)       Washington         7353          91-1400269
--------------------------------------------------------------------------------
United Rentals Northwest,
 Inc.                           Oregon             7353          93-0257120
--------------------------------------------------------------------------------
United Rentals of Colorado,
 Inc.                           Colorado           7353          84-1092722
--------------------------------------------------------------------------------
United Rentals of Kentucky      Kentucky           7353          06-1522041
--------------------------------------------------------------------------------
United Rentals of Nevada,
 Inc.                           Nevada             7353          88-0208294
--------------------------------------------------------------------------------
United Rentals of New
 England, Inc.                  New York           7353          06-1512550
--------------------------------------------------------------------------------
United Rentals of Southern
 California, Inc.               California         7353          95-2592018
--------------------------------------------------------------------------------
United Rentals of Utah,
 Inc.                           Utah               7353          06-1506299
--------------------------------------------------------------------------------
US Rentals, Inc.                Delaware           7353          94-3061974
--------------------------------------------------------------------------------
Westside Rentals, Inc.          Tennessee          7353          62-0942062
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W-W Rentals, Inc.               Tennessee          7353          62-0808835
--------------------------------------------------------------------------------
Wynne Systems, Inc.             California         7353          33-0507674
--------------------------------------------------------------------------------

  The Address, Including Zip Code, and Telephone Number, Including Area Code, of each of the Co-Registrant's Principal Executive Offices is c/o United Rentals (North America), Inc., Four Greenwich Office Park, Greenwich, Connecticut 06830, (203) 622-3131.

  The Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service for each of the Co-Registrants is Michael J. Nolan, c/o United Rentals (North America), Inc., Four Greenwich Office Park, Greenwich, Connecticut 06830, (203) 622-3131.

SUBJECT TO COMPLETION, DATED MARCH 11, 1999

PROSPECTUS

                      UNITED RENTALS (NORTH AMERICA), INC.

                               OFFER TO EXCHANGE

      $300,000,000 OF 9 1/4% SENIOR SUBORDINATED NOTES DUE 2009, SERIES B
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                      FOR

         $300,000,000 OF UNREGISTERED 9 1/4% SENIOR SUBORDINATED NOTES
                               DUE 2009, SERIES A

                               ----------------

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
                         ON     , 1999 UNLESS EXTENDED

THE EXCHANGE OFFER

  We previously issued $300,000,000 aggregate principal amount of our 9 1/4% Senior Subordinated Notes Due 2009. These securities were not registered under the Securities Act of 1933. We are now offering you the opportunity to exchange these unregistered notes for an equivalent amount of registered notes. The registered notes will be identical in all material respects to the unregistered notes, except for certain differences relating to transfer restrictions and registration rights.

                                         . GUARANTEES. The notes will be
TERMS OF THE NOTES                         guaranteed by our current and
                                           future United States
                                           subsidiaries.

 . INTEREST. The notes bear interest
  at a fixed annual rate of 9 1/4%.
  Interest will be paid on each
  January 15 and July 15,
  commencing July 15, 1999.

                                         . RANKING. The notes are unsecured
                                           obligations of United Rentals
                                           (North America), Inc. and are
                                           subordinated to all of our
 . MATURITY. The notes will mature          existing and future senior
  on January 15, 2009.                     indebtedness.


 . OPTIONAL REDEMPTION. At any time         The guarantee of each guarantor is
  on or after January 15, 2004, we         the unsecured obligation of that
  may redeem some or all of the            guarantor and is subordinated to
  notes at the prices specified            all existing and future senior
  herein.                                  indebtedness of that guarantor.


 In addition, on or prior to January       Our foreign subsidiaries are not
 15, 2002, we may redeem up to 35%         guarantors. As a result, the notes
 of the notes at the prices                are effectively subordinated to all
 specified herein, but only with the       obligations of our foreign
 net cash proceeds from certain            subsidiaries.
 equity offerings of our parent
 company.


 . MANDATORY OFFER TO REPURCHASE. If
  we undergo a specific kind of
  change of control, we must offer
  to repurchase the notes at the
  prices specified herein.

                               ----------------


INVESTING IN THE REGISTERED NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE REGISTERED NOTES.

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this prospectus is March  , 1999.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                          INCORPORATION BY REFERENCE

  The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

  We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  .   Annual Report on Form 10-K for the year ended December 31, 1997;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  . Current Report on Form 8-K dated January 27, 1998 and Amendment No. 1 thereto on Form 8-K/A dated February 4, 1998;

  . Current Report on Form 8-K dated June 18, 1998 and Amendment No. 1 thereto on Form 8-K/A dated July 21, 1998;

  .   Current Report on Form 8-K dated June 19, 1998;

  .   Current Report on Form 8-K dated July 21, 1998;

  .   Current Report on Form 8-K dated August 7, 1998;

  .   Current Report on Form 8-K dated September 16, 1998;

  .   Current Report on Form 8-K dated October 9, 1998 (only Item 2);

  .   Current Report on Form 8-K dated December 11, 1998;

  . Current Report on Form 8-K dated December 24, 1998 (only the financial statements included therein that are identified under the caption "Experts" in this prospectus); and

  .   Current Report on Form 8-K dated February 17, 1999.

  We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals (North America), Inc., Attention: Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information and the financial statements and related notes that are included elsewhere in this prospectus or in the documents that we incorporate by reference into this prospectus.

                                 UNITED RENTALS

  United Rentals is the largest equipment rental company in North America with 440 branch locations in 39 states, Canada and Mexico. We offer for rent over 600 different types of equipment on a daily, weekly or monthly basis and serve customers that include construction industry participants, industrial companies and homeowners. We also sell used rental equipment, act as a dealer for many types of new equipment, and sell related merchandise and parts. In the past year, we have served over 900,000 customers.

  We have one of the most comprehensive and newest equipment rental fleets in the industry. The types of rental equipment that we offer include a broad range of light to heavy construction and industrial equipment, such as backhoes, aerial lifts, skid-steer loaders, forklifts, compressors, pumps and generators, as well as a variety of smaller tools and equipment. Our equipment fleet has an original purchase price of approximately $2.2 billion and a weighted average age of approximately 26 months (based on original purchase price).

  We began operations in October 1997 and have grown through a combination of internal growth and the acquisition of 101 companies (through March 3, 1999). Our acquisitions include our merger with U.S. Rentals in September 1998. At the time of the merger, U.S. Rentals was the second largest equipment rental company in the United States based on 1997 rental revenues.

  Our principal executive offices are located at Four Greenwich Office Park, Greenwich, Connecticut 06830, and our telephone number is (203) 622-3131.

                             COMPETITIVE ADVANTAGES

  We believe that we benefit from the following competitive advantages:

  FULL RANGE OF RENTAL EQUIPMENT. We have one of the largest and most comprehensive equipment rental fleets in the industry, which enables us to:

  .  attract customers by providing the benefit of "one-stop" shopping;

  . serve a diverse customer base, which reduces our dependence on any particular customer or group of customers;

  . serve large customers that require assurance that substantial quantities of different types of equipment will be available as required on a continuing basis; and

  .  minimize lost sales due to equipment being unavailable.

  OPERATING EFFICIENCIES. We generally group our branches into clusters of 10 to 30 locations that are in the same area. Our management information system enables each branch to track equipment at any other branch and to access all available equipment within a cluster. We believe that our cluster strategy produces significant operating efficiencies by enabling us to:

  . market the equipment within a cluster through multiple branches, rather than a single branch, which increases our equipment utilization rate;

  . cross-market the equipment specialties of different branches within each cluster, which increases revenues without increasing marketing expenses; and

  . reduce costs by centralizing common functions such as payroll, credit and collection, and certain equipment delivery.

  SIGNIFICANT PURCHASING POWER. We have significant purchasing power because of our volume purchases. As a result, we can generally buy new equipment and related merchandise and parts at prices that are significantly lower than prices paid by smaller companies. We can also buy many other products and services--such as insurance, telephone and fuel--at attractive rates.

  MANAGEMENT INFORMATION SYSTEM. We have a modern management information system which facilitates rapid and informed decision-making and enables us to respond quickly to changing market conditions. The system provides management with a wide range of real time operating and financial data, including reports on inventory, receivables, customers, vendors, fleet utilization and price and sales trends. The system also enables branch personnel to search for needed equipment throughout a geographic region, determine its closest location and arrange for delivery to a customer's work site. The system includes software developed by our Wynne Systems subsidiary, which is the leading provider of proprietary software for use by equipment rental companies in managing and operating multiple branch locations. We have an in-house staff of 32 management information specialists that supports our management information system and extends it to new locations.

  CUSTOMER DIVERSITY. Our customer base is highly diversified and ranges from Fortune 100 companies to small contractors and homeowners. We estimate that our top ten customers accounted for approximately 4% of our pro forma revenues during 1998.

  GEOGRAPHIC DIVERSITY. We have branches in 39 states, Canada and Mexico. We believe that our geographic diversity should reduce the impact that fluctuations in regional economic conditions have on our overall financial performance. Our geographic diversity and large network of branch locations also give us the ability to serve national accounts and access used equipment re-sale markets across the country.

  EXPERIENCED SENIOR MANAGEMENT. Our senior management combines executives who have extensive operating experience in the equipment rental industry with executives who have proven track records in other industries. Our senior management includes former officers of United Waste Systems, Inc., which was a publicly-traded solid waste management company that successfully executed a growth strategy combining a disciplined acquisition program, the integration and optimization of acquired facilities, and internal growth. Our senior management also includes former executives of U.S. Rentals who have extensive experience in the equipment rental industry.

  STRONG AND MOTIVATED BRANCH MANAGEMENT. Each of our branches has a full-time branch manager who is supervised by one of our 35 district managers and eight regional vice presidents. We believe that our branch and district managers, who average over 20 years of experience in the equipment rental industry, are among the most knowledgeable and experienced in the industry. We encourage entrepreneurship at the branch level by giving branch managers a high degree of autonomy relating to day-to-day operations. For example, each branch manager is empowered to make decisions--within budgetary guidelines--concerning staffing, pricing and equipment purchasing. We also promote entrepreneurship at the branch level, as well as equipment sharing among branches, through our profit sharing program which directly ties the compensation of branch personnel to their branch's financial performance and equipment utilization rates. We balance the autonomy that we grant branch managers with systems through which senior management closely tracks branch performance. We also share information across branches so that each branch can measure its operating performance relative to other branches and benefit from the best practices developed throughout our organization.

  PROFESSIONAL ACQUISITION TEAM. Our 25-person acquisition team works full-time on identifying and evaluating acquisition candidates and executing our acquisition program. The core of this group consists of seasoned acquisition professionals--most of whom were members of the acquisition team at United Waste Systems, where they completed over 200 acquisitions. The team also includes former owners of businesses that we acquired, who have extensive industry experience and contacts with potential acquisition candidates.

                                GROWTH STRATEGY

  Our plan for future growth includes the following key elements:

  CONTINUE STRONG INTERNAL GROWTH. We are seeking to sustain our strong internal growth by:

  .  expanding and modernizing our equipment fleet;

  . increasing the cross-marketing of our equipment specialties at different locations;

  . increasing our advertising--which becomes increasingly cost-effective as we grow because the benefits are spread over a larger number of branches;

  . expanding our national accounts program--which dedicates a portion of our sales force to establishing and expanding relationships with large customers that have a national or multi-regional presence; and

  . increasing our rentals to industrial companies by developing a comprehensive marketing program specifically aimed at this sector.

  EXECUTE DISCIPLINED ACQUISITION PROGRAM. We intend to continue our disciplined acquisition program. We generally seek to acquire multiple locations within the regions that we enter, with the goal of creating clusters of locations that can share various resources, including equipment, marketing resources, back office functions and certain equipment delivery. We are seeking to acquire companies of varying sizes, including relatively large companies to serve as platforms for new regional clusters and smaller companies to complement existing or anticipated locations. In considering whether to buy a company, we evaluate a number of factors, including purchase price, anticipated impact on earnings, the quality of the target's rental equipment and management, the opportunities to improve operating margins and increase internal growth at the target, the economic prospects of the region in which the target is located, the potential for additional acquisitions in the region, and the competitive landscape in the target's markets.

  OPEN NEW RENTAL LOCATIONS. Because most of the businesses that we acquired grew through developing start-up rental locations, many of our managers have substantial experience in this area. We intend to leverage this experience by selectively opening new rental locations in attractive markets where there are no suitable acquisition targets available or where the economics of a start-up location are more attractive than buying an existing business.

  INCREASE COST SAVINGS. We work to reduce costs by efficiently integrating new and existing operations, eliminating duplicative costs, centralizing common functions, consolidating locations that serve the same areas, and using our purchasing power to negotiate discounts from suppliers.

  CONTINUE TO EMPHASIZE MANAGEMENT SYSTEMS AND CONTROLS. We intend to further strengthen our management systems and controls, which currently include:

  . a 12-person internal audit department that is responsible for ensuring that we have adequate financial, operating, and management information controls throughout our organization;

  . a team of 6 regional controllers and 17 district controllers that monitors each branch for compliance with financial and accounting procedures established at corporate headquarters; and

  . a 25-person risk management and safety department that is responsible for: (1) developing and implementing safety programs and procedures, (2) developing our customer and employee training programs and (3) investigating and managing any claims that may be asserted against us.

                              INDUSTRY BACKGROUND

INDUSTRY SIZE AND GROWTH

  We estimate that the U.S. equipment rental industry (including used and new equipment sales by rental companies) generates annual revenues in excess of $20 billion. The combined equipment rental revenues of the 100 largest equipment rental companies have increased at an estimated compound annual rate of approximately 23% from 1992 through 1997 (based upon 1992 revenues and 1997 pro forma revenues, giving effect to certain acquisitions completed after the beginning of 1997, reported by the Rental Equipment Register, an industry trade publication). In addition to reflecting general economic growth, we believe that the growth in the equipment rental industry reflects the following trends:

      RECOGNITION OF ADVANTAGES OF RENTING. Equipment users are increasingly recognizing the many advantages that equipment rental may offer compared with ownership. They recognize that by renting they can: (1) avoid the large capital investment required for equipment purchases, (2) reduce storage and maintenance costs, (3) supplement the equipment that they own and thereby increase the range and number of jobs that they can work on,
  (4) access a broad selection of equipment and select the equipment best suited for each particular job, (5) obtain equipment as needed and minimize the costs associated with idle equipment, and (6) access the latest technology without investing in new equipment. These advantages frequently allow equipment users to reduce their overall costs by renting, rather than buying, the equipment they need.

      INCREASE IN RENTALS BY CONTRACTORS. There has been a fundamental shift in the way contractors meet their equipment needs. While contractors have historically used rental equipment on a temporary basis--to provide for peak period capacity, meet specific job requirements or replace broken equipment--many contractors are now also using rental equipment on an ongoing basis to meet their long-term equipment requirements.

  Although growth in the equipment rental industry has to date been largely driven by the increase in rentals by the construction industry, we believe that other equipment users may increasingly contribute to future industry growth. For example, many industrial companies require equipment for operating, repairing, maintaining and upgrading their facilities, and renting this equipment will often be more cost-effective than purchasing because typically this equipment is not used full-time. We believe that the cost and other advantages of renting, together with the general trend toward the corporate outsourcing of non-core competencies, may increasingly lead industrial companies to rent equipment. We also believe that these same considerations may lead other equipment users--such as municipalities, government agencies and utilities--to increasingly rent equipment. Because the penetration of these markets by the equipment rental industry is very low in comparison to its penetration of the construction market, we believe there is significant potential for additional growth in these markets.

INDUSTRY FRAGMENTATION

  The equipment rental industry is highly fragmented. It consists of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses that serve discrete local markets. This fragmentation is reflected in the following data:

  . in 1997, there were only 10 equipment rental companies that had equipment rental revenues in excess of $100 million and approximately 100 equipment rental companies that had equipment rental revenues between $5 million and $100 million (based upon rental revenues for 1997 as reported by the Rental Equipment Register, an industry trade publication);

  . we estimate that there are more than 20,000 companies with annual equipment rental revenues of less than $5 million; and

  . we estimate that the 100 largest equipment rental companies combined have less than a 30% share of the market.

  We believe that the fragmented nature of the industry presents substantial consolidation and growth opportunities for companies with access to capital and the ability to implement a disciplined acquisition program. We also believe that our management team's extensive experience in acquiring and effectively integrating acquisition targets should enable us to capitalize on these opportunities.

                               THE EXCHANGE OFFER

The Exchange Offer..........  We previously issued $300 million aggregate principal amount of our 9 1/4% Senior
                              Subordinated Notes Due 2009. These securities were not registered under the Securities Act of 1933. At the time we issued these notes, we entered into a registration rights agreement which obligated us to offer to exchange the unregistered notes for registered notes. In order to satisfy this obligation, we are now offering you the opportunity to exchange your unregistered notes for an equivalent amount of registered notes. The notes may be exchanged only in multiples of $1,000.

Required Representations....  In order to participate in the exchange offer, you will be required to make certain
                              representations in a letter of transmittal, including that (1) you are not affiliated with us, (2) that you are not a broker-dealer who bought your notes directly from us, (3) that you will acquire the registered notes in the ordinary course of business, and (4) that you have not agreed with anyone to distribute the notes. If you are a broker-dealer that purchased unregistered notes for your own account as part of market-making or trading activities, you may represent that you have not agreed with us or our affiliates to distribute the notes (in which event, you need not make the representation provided for in clause (4) above).

Resale of the Registered      We believe that the registered notes acquired in
 Notes......................  this exchange offer may be freely traded without compliance with the provisions of the Securities
                              Act of 1933 that call for registration and delivery of a prospectus, except as described in the following paragraph.

                              If you are a broker-dealer that purchased unregistered notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell registered notes. We have agreed in the registration rights agreement to allow you to use this prospectus for such purpose during the 30-day period following consummation of the exchange offer (subject to our right under certain circumstances to restrict your use of this prospectus). We may be required to extend this 30-day period under certain circumstances described herein.

Accrued Interest on the
 Unregistered Original
 Notes......................
                              The registered notes will bear interest at an annual rate of 9 1/4%. Any interest that has accrued on the unregistered original notes prior to their exchange in this exchange offer will be payable on the registered notes on the first interest payment date after the conclusion of this exchange offer.

Procedures for Exchanging     The procedures for exchanging notes in this
 Notes......................  exchange offer involve notifying the exchange agent before the expiration date of your intention to do so. The procedures for properly making such notification are described in this prospectus under the heading "The Exchange
                              Offer--Procedures for Tendering."

Expiration Date.............  5:00 p.m., New York City time, on       , 1999,
                              unless the exchange offer is extended.

Exchange Date...............  We will notify the exchange agent of the date of acceptance of the notes for exchange.

Withdrawal Rights...........  If you tender your notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time prior to 5:00 p.m., New York City time, on the day this exchange offer expires.

Acceptance of Original
 Notes and Delivery of
 Registered Notes...........
                              We will accept any unregistered original notes that are properly tendered for exchange prior to 5:00 p.m., New York City time, on the day this exchange offer expires. The registered notes will be delivered promptly after expiration of this exchange offer.

Exchange Offer Conditions...  This exchange offer is subject to certain customary conditions concerning, among other things, changes to existing law and governmental approvals. We may waive these conditions.

Tax Consequences............  You should not incur any material federal income tax consequences from your participation in this exchange offer.

Use of Proceeds.............  We will not receive any cash proceeds from this exchange offer.

Exchange Agent..............  State Street Bank and Trust Company is serving as the exchange agent. Their address and telephone number are provided in this prospectus under the heading "The Exchange Offer--Exchange Agent."

Effect on Holders of
 Unregistered Original
 Notes......................  Any unregistered original notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of unregistered original notes will not (with limited exceptions) have any further rights under the registration rights agreement. Any market for unregistered original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

                    SUMMARY OF TERMS OF THE REGISTERED NOTES

  This exchange offer applies to $300 million aggregate principal amount of the unregistered original notes. The terms of the registered notes will be essentially the same as the unregistered original notes, except that the registered notes will not contain language restricting their transfer, and some of the registration rights (under the registration rights agreement) will be different.

Issuer......................  United Rentals (North America), Inc.

Notes Offered...............  $300 million of 9 1/4% senior subordinated notes due 2009, which have been registered under the Securities Act of 1933.

Maturity....................  January 15, 2009.

Interest Payment Dates......  Each January 15 and July 15, commencing July 15,
                              1999.

Optional Redemption.........  We may redeem the notes on or after January 15,
                              2004 at the prices specified herein.

                              In addition, on or prior to January 15, 2002, we may redeem up to 35% of the notes at the prices specified herein, but only with the net cash proceeds from certain equity offerings of our parent company.

Guarantees..................  The notes are unconditionally guaranteed on a senior subordinated basis by our current and future United States subsidiaries.

Ranking.....................  The notes are unsecured senior subordinated debt, which means they are subordinated in right of payment to all our existing and future senior debt. The guarantees are unsecured senior subordinated obligations of the guarantors, which means they are subordinated in right of payment to all the existing and future senior debt of the guarantors.

                              Our foreign subsidiaries are not guarantors of the notes, which means that the notes are effectively subordinated to all obligations of our foreign subsidiaries.

                              As of September 30, 1998 (on a pro forma basis giving effect to acquisitions completed subsequent to such date and the financing thereof), our senior debt was $887.1 million, we had debt of $405.0 million that ranks equally in right of payment with the notes, the guarantors' senior debt was $63.0 million, and our subsidiaries that are not guarantors had obligations of $18.9 million.

Change of Control...........  If we undergo certain kinds of change of control described herein, we must offer to repurchase the notes at the prices specified herein.

Certain Covenants...........  The indenture governing the notes contains certain covenants, including, among others, limitations on incurring debt, creating liens, selling assets and engaging in mergers or consolidations.

Registration Rights.........  A broker-dealer that purchased unregistered notes for its own account as part of market-making or trading activities, must deliver a prospectus when it sells registered notes. We have agreed in the registration rights agreement to allow these broker-dealers to use this prospectus for such purpose during the 30-day period following consummation of the exchange offer (subject to our right under certain circumstances to restrict your use of this prospectus). We may be required to extend this 30-day period under certain circumstances described herein. After this thirty-day period, the registration rights agreement also requires us, in certain circumstances, to make a filing with the SEC to cover the resale of registered notes by these broker-dealers.

Absence of Public Market....  There is currently no trading market for the registered notes. We do not intend to apply for listing of the notes on any national securities exchange or quotation of the notes on the Nasdaq National Market. Goldman, Sachs & Co. has advised us that they currently intend to make a market in the notes, but they are not obligated to do so, and any market-making for the notes may be discontinued at any time without notice.

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

GENERAL

    The table below presents selected historical and pro forma financial information for our company. You should read this information together with (1) the Consolidated Financial Statements and the related notes and Pro Forma Consolidated Financial Statements and the related notes of our company included elsewhere in this prospectus or incorporated by reference herein and (2) the financial statements incorporated by reference herein of certain of the companies that we acquired.

ACCOUNTING FOR ACQUISITIONS

    We commenced operations in October 1997 by acquiring six established equipment rental companies. Thereafter, we completed 91 additional acquisitions (through February 11, 1999), including a merger with U.S. Rentals, Inc. which was completed in September 1998. We accounted for three of these acquisitions (including the U.S. Rentals merger) as "poolings-of-interests," which means that for accounting and financial reporting purposes the acquired company is treated as having been combined with us at all times since the inception of he acquired company. Accordingly, we have restated our financial statements to include the accounts of two of the companies acquired in these pooling-of-interests transactions (but have not restated our financial statements for the third transaction, which was not material and which has been combined with us effective July 1, 1998). As a result of this restatement, our financial statements include historical financial information for periods that precede the date on which we commenced our own operations. (For additional information concerning this restatement, see Note 3 to the Consolidated Financial Statements of United Rentals incorporated by reference herein.) We accounted for our other 94 acquisitions as "purchases," which means that the results of operations of the acquired company are included in our financial statements only from the date of acquisition.

PRO FORMA DATA

    The table below includes the following pro forma data:

  . PRO FORMA INCOME STATEMENT AND OTHER FINANCIAL DATA--intended to show for the periods indicated what our business might have looked like had each acquisition (other than any pooling-of-interests) completed after the beginning of the period (through February 11, 1999) and any related acquisition financing been completed on the first day of the period;

  . PRO FORMA BALANCE SHEET DATA--intended to show how certain balance sheet data would have looked at September 30, 1998 had each acquisition completed after such date (through February 11, 1999) and any related acquisition financing been completed on September 30, 1998.

  We have provided the pro forma data for your information. However, this data may not be indicative of (1) the actual results that we would have had during any period if all acquisitions had been completed as of the beginning of the period or (2) our future results.

                                                    HISTORICAL                                          PRO FORMA
                          --------------------------------------------------------------------  --------------------------
                                                                                                    YEAR      NINE MONTHS
                                                                            NINE MONTHS ENDED      ENDED         ENDED
                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,     DECEMBER 31, SEPTEMBER 30,
                          ------------------------------------------------  ------------------  ------------ -------------
                            1993      1994      1995      1996      1997      1997      1998        1997         1998
                          --------  --------  --------  --------  --------  --------  --------  ------------ -------------
                                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues..........  $172,043  $222,326  $283,432  $354,478  $489,838  $327,824  $804,262   $1,337,892   $1,155,390
Gross profit............    46,120    68,557    89,198   113,033   149,292   100,186   274,050      470,070      403,592
Operating income........    15,372    28,502    42,575    48,925    44,743    22,185    79,378      167,516      122,201
Interest expense........     3,906     6,245     7,490    11,278    11,847     6,316    39,170       86,445       65,335
Net income (loss).......    14,732    25,502    33,297    37,726     3,898    (6,161)   (3,055)      53,354       39,588
Pro forma provision for
 income taxes before
 extraordinary
 items(1)(2)............     6,230    10,637    13,715    15,487    14,176    21,637    27,162
Pro forma income (loss)
 before extraordinary
 items(1)(2)............     8,960    15,388    20,066    22,659    20,741    (4,412)   17,570
OTHER FINANCIAL DATA:
EBITDA(3)...............  $ 50,002  $ 73,446  $101,438  $123,606  $160,554  $108,413  $265,257   $  417,794   $  364,518
EBITDA margin(4)........      29.1%     33.0%     35.8%     34.9%     32.8%     33.1%     33.0%        31.2%        31.5%
Interest expense(5)(6)..  $  3,906  $  6,245  $  7,490  $ 11,278  $ 11,847  $  6,316  $ 39,170   $   86,445   $   65,335
Depreciation and
 amortization...........    34,630    44,944    58,863    74,681    95,521    65,938   143,663      229,988      200,101
Ratio of EBITDA to
 interest expense.......                                                                                4.8x         5.6x
Ratio of total debt to
 EBITDA(7)..............                                                                                             2.8x
Ratio of earnings to
 fixed charges(8).......       4.0x      4.5x      4.8x      4.0x      3.4x      3.2x      2.0x
Pro forma ratio of
 earnings to fixed
 charges(9).............                                               2.7x                1.9x
Supplemental pro forma
 ratio of earnings to
 fixed charges(10)......                                                                                1.9x         1.9x

                                                           AS OF SEPTEMBER 30,
                                                                  1998
                                                          ---------------------
                                                          HISTORICAL PRO FORMA
                                                          ---------- ----------
                                                               (DOLLARS IN
                                                               THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................ $   21,793 $    3,998
Rental equipment, net....................................  1,191,448  1,241,819
Total assets.............................................  2,531,683  2,659,428
Total debt...............................................  1,235,508  1,350,975
Stockholders' equity.....................................  1,002,204  1,002,304

-------
(1) The Company recorded an extraordinary item (net of income taxes) of $1.5 million in 1997 and an extraordinary item (net of income taxes) of $21.3 million in 1998. Such charge in 1997 resulted from the prepayment of certain debt by U.S. Rentals. Such charge in 1998 resulted from the early extinguishment of certain debt and primarily reflected prepayment penalties on certain debt of U.S. Rentals.
(2) U.S. Rentals was taxed as a Subchapter S Corporation until its initial public offering in February 1997, and another acquired company was taxed as a Subchapter S Corporation until being acquired by the Company in 1998. In general, the income or loss of a Subchapter S Corporation is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma provision for income taxes before extraordinary items and pro forma income (loss) before extraordinary items reflect a provision for income taxes as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.
(3) EBITDA is defined as net income (excluding (i) non-operating income and expense, (ii) a $20.3 million non-recurring charge incurred by U.S. Rentals in 1997 arising from the termination of deferred compensation agreements with certain executives and (iii) $42.2 million in merger-related expenses in 1998 related to the three acquisitions accounted for as poolings-of-interests, including the merger with U.S. Rentals) plus interest expense, income taxes and depreciation and amortization. EBITDA data is presented to provide additional information concerning the Company's ability to meet its future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles. Accordingly, EBITDA should not be considered an alternative to net income or cash flows as indicators of the Company's operating performance or liquidity.
(4) EBITDA margin is defined as EBITDA as a percentage of revenues.
(5) Interest expense excludes the amortization of deferred financing fees.
(6) URI is a wholly owned subsidiary of Holdings. Although not legally obligated to do so, URI has made, and expects that it will continue to make, cash distributions to Holdings in order to enable Holdings to pay dividends on certain preferred securities that were issued by a subsidiary trust of Holdings. These distributions are not reflected in URI's interest expense.
(7) For purposes of determining the ratio of total debt to EBITDA for the nine months ended September 30, 1998, EBITDA is annualized.
(8) For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes and extraordinary items plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs, and the estimated interest portion of rental expense.
(9) The pro forma ratio of earnings to fixed charges gives effect to the issuance of the Notes and the application of a portion of the net proceeds therefrom to repay outstanding indebtedness, as if such transaction had occurred at the beginning of the period.
(10) The supplemental pro forma ratio of earnings to fixed charges gives effect to each acquisition completed by the Company after the beginning of the period and the financing thereof, as if such transactions had occurred at the beginning of the period.

                                 RISK FACTORS

  You should carefully consider the following factors and the other information in this prospectus in connection with this exchange offer and an investment in the notes.

SUBSTANTIAL DEBT

  We have incurred substantial debt in connection with our business acquisitions. As of September 30, 1998, on a pro forma basis giving effect to acquisitions completed subsequent to such date (through February 11, 1999) and the financing thereof, we had total debt of $1.4 billion. We will require substantial capital to finance our continuing growth, and we expect to incur substantial additional debt from time to time (including borrowing money under our credit facility) for a variety of purposes, including acquiring additional businesses, establishing new locations, and purchasing equipment.

  The degree to which we have outstanding debt could have important consequences for holders of the notes, including:

  . a substantial portion of our cash flow will go towards payment of principal and interest on our debt, meaning it will not be available for other purposes;

  . our ability to obtain additional financing may be constrained due to our existing level of debt;

  . a high degree of debt might make us more vulnerable to a downturn in our business or the economy in general; and

  . some of our debt is (or might be in the future) subject to variable interest rates, which might make us vulnerable to increases in interest rates.

  Our ability to make scheduled payments of principal and interest on, or to refinance, our debt (including the notes) depends on our future financial performance, which, to a certain extent, is subject to economic, competitive, regulatory and other factors beyond our control. There can be no assurance that we will have sufficient cash from our operations or other sources to service our debt (including the notes).

SUBORDINATION OF THE NOTES AND GUARANTEES

  The notes are general unsecured obligations which are subordinated in right of payment to the prior payment of all of our current and future senior debt. Likewise, the guarantees of the notes are general unsecured obligations of the guarantors which are subordinated in right of payment to the prior payment of all of their current and future senior debt. Finally, our foreign subsidiaries are not guarantors of the notes, meaning that the notes are effectively subordinated to all of their obligations.

  The effect of this subordination means that:

  . if we were to undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets would be available to pay our obligations on the notes only after all of our senior debt was paid;

  . if any of the guarantors were to undergo one of those types of proceedings, their assets would be available to pay their obligations on the guarantees of the notes only after all of their senior debt was paid; and

  . if any non-guarantor subsidiary were to undergo one of those types of proceedings, its assets would be available to pay the notes only after all obligations of the subsidiary were paid.

  As of September 30, 1998, on a pro forma basis giving effect to acquisitions completed subsequent to such date and the financing thereof:

  .  our senior debt was $887.1 million;

  .  the guarantors' senior debt was $63.0 million;

  . our subsidiaries that are not guarantors had obligations of $18.9 million; and

  . we had debt of $405.0 million that ranks equally in right of payment with the notes.

UNSECURED STATUS OF THE NOTES AND GUARANTEES

  The indenture governing the notes permits us to incur certain secured debt, including debt under our credit facility and term loan which are secured by a lien on substantially all of our assets and the assets of the guarantors. Because they have this security interest, the lenders under the credit facility and term loan would have the right to exercise certain remedies, such as foreclosure, if a default were to occur. Since the notes and the guarantees of the notes are unsecured, the effect of their security interest gives the lenders under the credit facility and term loan a prior claim on our assets and the assets of the guarantors, in addition to the priority that they have by virtue of the subordination described above.

RISKS ASSOCIATED WITH HOLDING COMPANY STRUCTURE

  We derive all of our operating income from our subsidiaries and, as of September 30, 1998, approximately 99% of our consolidated assets were owned by our subsidiaries. Consequently, our ability to meet our financial obligations, including our obligations under the notes and other outstanding debt, depends on the earnings of our subsidiaries and the payment or other distribution to us of these earnings. Certain provisions of law limit the ability of our subsidiaries to make payments or other distributions to us, and it is possible that their ability to do so may be further limited by loan or other agreements they might enter into in the future.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

  Under the terms of the indenture governing the notes, we may be required to repurchase the notes upon a change of control of our company. However, we cannot guarantee that we would have sufficient cash to make these required repurchases.

  Furthermore, the terms of our credit facility and term loan prohibit us from repurchasing the notes, and future agreements relating to senior debt may contain the same prohibition. If a change of control were to occur while we were prohibited from repurchasing the notes, we could seek the consent of our lenders to the repurchases or could seek to refinance the debt containing the prohibitions. If we failed to get this consent or to refinance the debt, we would remain prohibited from repurchasing the notes. In that event, our failure to repurchase the notes would be a default under the indenture governing the notes which would, in turn, be a default under our credit facility, term loan and, potentially, other senior debt. Were all of this to occur, it is likely that payments to holders of the notes would be restricted.

FRAUDULENT TRANSFER CONSIDERATIONS

  Certain laws enacted to protect creditors against fraudulent conveyances by borrowers may apply to the guarantors' issuance of the guarantees of the notes. In certain circumstances, a court could invalidate one or more of the guarantees or make them subordinate to other claims of the creditors of the affected guarantors. Were this to occur, there can be no assurance that there would be sufficient assets remaining to satisfy claims of the holders of the notes after providing for all prior claims.

  Based on financial and other applicable information, we believe that the notes and the guarantees would not cause a court to take action under any fraudulent conveyance laws. We cannot, however, be certain that a court would agree with our conclusion.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

  Any unregistered original notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of unregistered original notes will not (with limited exceptions) have any further rights under the registration rights agreement. Any market for unregistered original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

EXCHANGE OFFER PROCEDURES

  Issuance of registered notes in exchange for unregistered original notes will only occur upon completion of the procedure described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering." Therefore, holders of unregistered original notes who wish to exchange them for registered notes should allow sufficient time for timely completion of the exchange procedure. We are not obligated to notify you of any failure to follow the proper procedure.

PROSPECTUS DELIVERY REQUIREMENTS APPLICABLE TO PARTICIPATING BROKER-DEALERS

  A broker-dealer that purchased unregistered notes for its own account as part of market-making or trading activities, must deliver a prospectus when it sells registered notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their registered notes.

NEED TO MAKE REPRESENTATIONS IN ORDER TO PARTICIPATE IN EXCHANGE OFFER

  In order to participate in the exchange offer, you will be required to make certain representations in a letter of transmittal as described herein.

  If any of these representations are falsely made, the notes received in exchange for your unregistered original notes may be restricted, meaning that they would not be freely tradable.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  There is currently no trading market for the registered notes. We do not intend to apply for listing of the notes on any national securities exchange or quotation of the notes on the Nasdaq National Market. Goldman, Sachs & Co. has advised us that they currently intend to make a market in the notes, but they are not obligated to do so, and any market-making for the notes may be discontinued at any time without notice. We cannot guarantee that a market for the notes will develop.

SENSITIVITY TO CHANGES IN CONSTRUCTION AND INDUSTRIAL ACTIVITIES

  Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activity may lead to a decrease in demand for our equipment, which could adversely affect our business. We have identified below certain of the factors which may cause such a downturn, either temporarily or long-term:

  .  a general slow-down of the economy;

  .  an increase in interest rates; or

  . adverse weather conditions which may temporarily affect a particular region.

ACQUIRED COMPANIES NOT HISTORICALLY OPERATED AS A COMBINED BUSINESS

  The businesses that we acquired have been in existence an average of 29 years and some have been in existence for more than 50 years. However, these businesses were not historically managed or operated as a single business. Although we believe that we can successfully manage and operate the acquired businesses as a single business, we cannot be certain of this.

LIMITED OPERATING HISTORY

  We commenced equipment rental operations in October 1997 and have grown through a combination of internal growth and the acquisition of 101 companies (through March 3, 1999), including a merger in September

1998 with U.S. Rentals. Due to the relatively recent commencement of our operations, we have only a limited history upon which you can base an assessment of our business and prospects.

RISKS RELATING TO GROWTH STRATEGY

  Key elements of our growth strategy are to continue to expand through a combination of internal growth, a disciplined acquisition program and the opening of new rental locations. We have identified below some of the risks relating to our growth strategy:

  AVAILABILITY OF ACQUISITION TARGETS AND SITES FOR START-UP LOCATIONS. We may encounter substantial competition in our efforts to acquire additional rental companies and sites for start-up locations. Such competition could have the effect of increasing the prices that we will have to pay in order to acquire such businesses and sites. We cannot guarantee that any additional businesses or sites that we may wish to acquire will be available to us on terms that are acceptable to us.

  NEED TO INTEGRATE NEW OPERATIONS. Our ability to realize the expected benefits from completed and future acquisitions depends, in large part, on our ability to integrate the new operations with our existing operations in a timely and effective manner. Accordingly, we devote substantial efforts to the integration of new operations. We cannot, however, guarantee that these efforts will always be successful. In addition, under certain circumstances, these efforts could adversely affect our existing operations.

  DEBT COVENANTS. Certain of the agreements governing our outstanding indebtedness provide that we may not make acquisitions unless certain financial conditions are satisfied or the consent of the lenders is obtained. Our ability to grow through acquisitions may be constrained as a result of these provisions.

  CERTAIN RISKS RELATED TO START-UP LOCATIONS. We expect that start-up locations may initially have a negative impact on our results of operations and margins for a number of reasons, including that (1) we will incur significant start-up expenses in connection with establishing each start-up location and (2) it will generally take some time following the commencement of operations for a start-up location to become profitable. Although we believe that start-ups can generate long-term growth, we cannot guarantee that any start-up location will become profitable within any specific time period, if at all.

DEPENDENCE ON ADDITIONAL CAPITAL TO FINANCE GROWTH

  We will require substantial capital in order to execute our growth strategy. We will require capital for, among other purposes, completing acquisitions, establishing new rental locations, and acquiring rental equipment. If the cash that we generate from our business, together with cash that we may borrow under our credit facility, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, our ability to implement our growth strategy could be limited.

POSSIBLE UNDISCOVERED LIABILITIES OF ACQUIRED COMPANIES

  Prior to making an acquisition, we seek to assess the liabilities of the target company that we will become responsible for as a result of the acquisition. Nevertheless, we may fail to discover certain of such liabilities. We seek to reduce our risk relating to these possible hidden liabilities by generally obtaining the agreement of the seller to reimburse us in the event that we discover any material hidden liabilities. However, this type of agreement, if obtained, may not fully protect us against hidden liabilities because (1) the seller's obligation to reimburse us is generally limited in duration and/or amount and (2) the seller may not have sufficient financial resources to reimburse us. Furthermore, when we acquire a public company (such as when we acquired U.S. Rentals) there is no seller from which to obtain this type of agreement.

DEPENDENCE ON MANAGEMENT

  We are highly dependent upon our senior management team. Consequently, our business could be adversely affected in the event that we lose the services of any member of senior management. Furthermore, if we lose the services of certain members of senior management, it is an event of default under the agreements governing our credit facility and certain of our other indebtedness, unless we appoint replacement officers satisfactory to the lenders within 30 days. We do not maintain "key man" life insurance with respect to members of senior management.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. Our competitors primarily include small, independent businesses with one or two rental locations; regional competitors which operate in one or more states; public companies or divisions of public companies; and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. In addition, certain equipment manufacturers may commence (or increase their existing efforts relating to) renting and selling equipment directly to our customers.

QUARTERLY FLUCTUATIONS OF OPERATING RESULTS

  We expect that our revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including:

  . seasonal rental patterns of our customers--with rental activity tending to be lower in the winter;

  . changes in general economic conditions in our markets, including changes in construction and industrial activities;

  . the timing of acquisitions, new location openings, and related expenditures;

  . the effect of the integration of acquired businesses and start-up locations;

  . the timing of expenditures for new equipment and the disposition of used equipment; and

  .  price changes in response to competitive factors.

LIABILITY AND INSURANCE

  We are exposed to various possible claims relating to our business. These include claims relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully protect us for a number of reasons, including:

  . our coverage is subject to a deductible of $0.5 million and limited to a maximum of $97 million per occurrence;

  . we do not maintain coverage for environmental liability, since we believe that the cost for such coverage is high relative to the benefit that it provides; and

  . certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

We cannot be certain that insurance will continue to be available to us on economically reasonable terms, if at all.

ENVIRONMENTAL AND SAFETY REGULATIONS

  There are numerous federal, state and local laws and regulations governing environmental protection and occupational health and safety matters. These include laws and regulations that govern wastewater discharges, the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality and the remediation of contamination associated with the release of hazardous substances. Under these laws, an owner or lessee of real estate may be liable for, among other things, (1) the costs of removal or remediation of hazardous or toxic substances located on, in, or emanating from, the real estate, as well as related costs of investigation and property damage and substantial penalties, and (2) environmental contamination at facilities where its waste is or has been disposed. These laws often impose liability whether or not the owner or lessee knew of the presence of the hazardous or toxic substances and whether or not the owner or lessee was responsible for these substances. Our activities that are or may be affected by these laws include our use of hazardous materials to clean and maintain equipment and our disposal of solid and hazardous waste and wastewater from equipment washing. We also dispense petroleum products from underground and above-ground storage tanks located at certain rental locations, and at times we must remove or upgrade tanks to comply with applicable laws. Furthermore, we have acquired or lease certain locations which have or may have been contaminated by leakage from underground tanks or other sources and are in the process of assessing the nature of the required remediation. Based on the conditions currently known to us, we believe that any unreserved environmental remediation and compliance costs required with respect to those conditions will not have a material adverse effect on our business. However, we cannot be certain that we will not identify adverse environmental conditions that are not currently known to us, that all potential releases from underground storage tanks removed in the past have been identified, or that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our business could be adversely affected depending on the magnitude of the cost.

RISKS RELATED TO INTERNATIONAL OPERATIONS

  Our operations outside the United States are subject to risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, and the need to comply with foreign laws.

YEAR 2000 ISSUES

  Our software vendors have informed us that our recently-installed management information system is year 2000 compliant. We have, therefore, not developed any contingency plans relating to year 2000 issues and have not budgeted any funds for year 2000 issues. Although we believe that our system is year 2000 compliant, unanticipated year 2000 problems may arise which, depending on the nature and magnitude of the problem, could adversely affect our business. Furthermore, year 2000 problems involving third parties may have a negative impact on our customers or suppliers, the general economy or on the ability of businesses generally to receive essential services (such as telecommunications, banking services, etc.). Any such problem could adversely affect our business. We are unable at this time to assess the possible impact on our business of year 2000 problems involving any third party.

RESTRICTIVE COVENANTS

  The indenture governing the notes and other agreements governing our existing long-term indebtedness, contain, and future agreements governing our long-term indebtedness may also contain, certain restrictive financial and operating covenants which affect, and in many respects significantly limit or prohibit, among other things, our ability to incur indebtedness, make prepayments of certain indebtedness, make investments, create liens, make acquisitions, sell assets and engage in mergers and consolidations. These covenants may significantly limit our operating and financial flexibility.

                             CORPORATE INFORMATION

  United Rentals (North America), Inc. ("URI") is a wholly owned subsidiary of United Rentals, Inc. ("Holdings"). URI was incorporated in August 1997, initially capitalized in September 1997 and commenced equipment rental operations in October 1997. Holdings was incorporated in July 1998 and became the parent company of URI on August 5, 1998, in connection with a reorganization of URI's corporate structure that was effected in order to facilitate certain financings. As part of such reorganization, the outstanding common stock of URI was converted, on a share for share basis, into common stock of Holdings and the common stock of Holdings commenced trading on the New York Stock Exchange instead of the common stock of URI. Prior to such reorganization, the name of United Rentals (North America), Inc. was United Rentals, Inc. Unless otherwise indicated or the context otherwise clearly requires, (i) the terms "United Rentals" and "Holdings" refer to United Rentals, Inc., (ii) the term "URI" refers to United Rentals (North America), Inc. and not its subsidiaries, (iii) the term "the Company" refers to URI and its subsidiaries, and (iv) the term "Common Stock" refers to the common stock of URI, with respect to periods prior to such reorganization, and to the common stock of Holdings, with respect to periods thereafter.

                              THE EXCHANGE OFFER

  The following summary of certain terms of the Exchange Offer is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, including the Letter of Transmittal and the Registration Rights Agreement, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

  Participation in the Exchange Offer is voluntary, and holders of unregistered original notes (the "Original Notes") should carefully consider whether to accept. Holders of Original Notes are urged to consult their financial and tax advisors in making their decision on what action to take.

PURPOSE OF THE EXCHANGE OFFER; EFFECT ON HOLDERS OF ORIGINAL NOTES

  The Exchange Offer is being made in order to satisfy certain of URI's obligations under the Registration Rights Agreement. See "Registration Rights Agreement."

  Upon consummation of the Exchange Offer, the holders of Original Notes will not have any further registration rights under the Registration Rights Agreement (subject to limited exceptions as described under "Registration Right Agreement--Shelf Registration Statement"). Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and will be subject to all the limitations applicable thereto under the Indenture. All Original Notes that remain outstanding upon consummation of the Exchange Offer will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. In general, the Original Notes may not be offered or sold unless registered under the Securities Act of 1933 (the "Securities Act"), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. To the extent that the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.

REQUIRED REPRESENTATIONS

  In connection with any tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder (as defined below) of such Original Notes will be required to make certain representations in the Letter of Transmittal, including that (i) it is not an affiliate of URI, (ii) it is not a broker-dealer that purchased such Original Notes directly from URI, (iii) any registered notes that it acquires in the Exchange Offer (the "Exchange Notes") will be acquired by it in the ordinary course of its business and (iv) it has no arrangement with any person to participate in the distribution of the Exchange Notes; provided, however, that if the Book-Entry Holder is a broker-dealer that wishes to tender Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, it may represent, in lieu of the representation set forth in clause (iv), that it has no arrangement or understanding with URI, or any affiliate of URI, to participate in the distribution of the Exchange Notes. In addition, a Book-Entry Holder that holds any Original Notes as nominee will be required to confirm that the beneficial owner for which it is holding such Original Notes has made the representations provided for in the preceding sentence.

  The term "Book-Entry Holder" with respect to any Notes means the participant in the system of The Depository Trust Company ("DTC") that is listed as the holder of such Notes in the records maintained by DTC.

RESALE OF EXCHANGE NOTES

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, URI believes that (except as provided in the following two paragraphs) the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any Holder thereof (other than an affiliate of URI) without compliance with the registration and prospectus delivery provisions of the Securities Act (subject to the representations set forth under "--Required Representations" being made and being accurate).

  Any broker-dealer that receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may, if permitted by URI, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. URI has agreed in the Registration Rights Agreement that, for a period of 30 days following consummation of the Exchange Offer (subject to extension under certain circumstances described under "Registration Rights Agreement"), it will make this Prospectus available to any broker-dealer for use in connection with any such resale (subject to the right of URI to restrict the use of this Prospectus under certain circumstances). Each broker-dealer that participates in the Exchange Offer will be required to confirm that it will comply with the prospectus delivery requirements described above. A broker-dealer that delivers a prospectus in connection with the resale of any Exchange Notes will be subject to certain of the civil liability provisions under the Securities Act. See "Registration Rights Agreement" and "Plan of Distribution."

  In the event that any of the required representations set forth under "-- Required Representations" is not true with respect to a Holder that receives Exchange Notes pursuant to the Exchange Offer, the Exchange Notes received by such Holder may be deemed to be restricted securities and, if so, such Exchange Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

  The conclusions set forth in the preceding three paragraphs are based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties. URI does not intend to seek its own no-action letter with respect to the Exchange Offer and there is no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such no-action letters to third parties.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, URI will accept for exchange all Original Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). URI will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered.

  The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require URI to pay additional interest will be different for the Exchange Notes and the Original Notes. See "Registration Rights Agreement--Certain Provisions Relating to Additional Interest." The Exchange Notes will evidence the same debt as the Original Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities.

  In connection with the issuance of the Original Notes, URI arranged for the Original Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC. See "Description of the Notes--Book Entry; Delivery and Form."

  URI shall be deemed to have accepted validly tendered Original Notes when, as and if URI has given oral or written notice thereof to the Exchange Agent (as defined herein). The Exchange Agent will act as agent for the tendering Holders of Original Notes for the purposes of receiving the Exchange Notes from URI and delivering Exchange Notes to such Holders. URI's obligation to accept Original Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under "--Conditions."

  If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, such unaccepted Original Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders of Original Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. URI will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders; Fees and Expenses."

  Holders do not have appraisal or dissenters' rights under the Delaware General Corporation Law or under the Indenture in connection with the Exchange Offer. URI intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The Exchange Offer will remain open for acceptance for a period of not less than 20 business days after the date notice of the Exchange Offer is mailed to holders of the Original Notes (or longer if required by applicable law). The
Expiration Date will be 5:00 p.m., New York City time, on       , 1999, unless
URI, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended. In order to extend the Expiration Date, URI will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Original Notes previously tendered and not withdrawn as herein provided will remain subject to the Exchange Offer and may be accepted for exchange by URI.

INTEREST ON THE EXCHANGE NOTES

  Interest on the Notes is payable semi-annually on January 15 and July 15 of each year, commencing July 15, 1999, at the rate of 9 1/4% per annum. The Exchange Notes will bear interest from and including the last interest payment date on the Original Notes (or, if none has yet occurred, the date of issuance of such Original Notes). Accordingly, Holders of Original Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Original Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such Original Notes on the first interest payment date after the Expiration Date.

PROCEDURES FOR TENDERING

  Only a Book-Entry Holder of Original Notes may tender such Original Notes pursuant to the Exchange Offer. To tender any Original Notes pursuant to the Exchange Offer, the Book-Entry Holder of such Original Notes must make book-entry delivery of such Original Notes by causing DTC to transfer such Original Notes to the account of the Exchange Agent at DTC in accordance with DTC's Automated Tender Offer Program

("ATOP") prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) DTC must deliver an Agent's Message (as defined below) prior to 5:00 p.m., New York City time, on the Expiration Date, indicating that DTC has received from such Book-Entry Holder an express acknowledgment that such Book-Entry Holder has received and agrees to be bound by the terms of the Letter of Transmittal or (ii) such Book-Entry Holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, in accordance with the instructions contained herein and therein and deliver such Letter of Transmittal, or such facsimile, and any other required documentation to the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming part of the book-entry confirmation relating to a book-entry transfer of Original Notes through ATOP, which states that DTC has received an express acknowledgment from the DTC Participant that is tendering the Original Notes which are the subject of such book entry confirmation, that such DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal.

  The tender by a holder of Original Notes and the acceptance thereof by URI will constitute an agreement between such holder and URI in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Notes and withdrawal of tendered Original Notes will be determined by URI in its sole discretion, which determination will be final and binding. URI reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes URI's acceptance of which would, in the opinion of counsel for URI, be unlawful. URI also reserves the right to waive any irregularities or conditions of tender as to particular Original Notes. URI's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as URI shall determine. Neither URI, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered or the tender of which is otherwise rejected by URI and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) as soon as practicable following the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder that tendered such Original Notes must, prior to 5:00 p.m., New York City time, on the Expiration Date, either (i) withdraw such tender in accordance with the appropriate procedures of the ATOP system or (ii) deliver to the Exchange Agent a written or facsimile transmission notice of withdrawal at the address set forth herein. Any such notice of withdrawal must contain the name and number of the Book-Entry Holder, the amount of Original Notes to which such withdrawal relates, the account at DTC to be credited with the withdrawn Original Notes and the signature of the Book-Entry Holder. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by URI in its sole discretion, whose determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are withdrawn will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) as soon as practicable after withdrawal. Properly withdrawn Original Notes may be retendered at any time prior to the Expiration Date by following the procedures described under "--Procedures for Tendering."

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, URI shall not be required to accept for exchange, or to exchange Exchange Notes for, any Original Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of URI, might impair the ability of URI to proceed with the Exchange Offer; or

  (b) any law, statute, rule, regulation or interpretation by the Staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of URI, might materially impair the ability of URI to proceed with the Exchange Offer; or

  (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in the sole judgment of URI, might materially impair the ability of URI to proceed with the Exchange Offer.

  If URI determines in its reasonable judgment that any of the conditions set forth above are not satisfied, URI may (i) terminate the Exchange Offer and refuse to accept any Original Notes and return all tendered Original Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of Holders to withdraw such Original Notes (see "--Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. Moreover, regardless of whether any of such conditions has occurred, URI may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Original Notes.

  The foregoing conditions are for the sole benefit of URI and may be asserted by URI regardless of the circumstances giving rise to any such condition or may be waived by URI in whole or in part at any time and from time to time in its sole discretion. The failure by URI at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If a waiver constitutes a material change in the Exchange Offer, URI will disclose such change by means of a supplement to this Prospectus that will be distributed to each Book-Entry Holder, and URI will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the Book-Entry Holders, if the Exchange Offer would otherwise expire during such period. Any determination by URI concerning the events described above will be final and binding upon all parties.

  In addition, URI will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus is a part or if the Indenture is not qualified under the Trust Indenture Act of 1939, as amended. URI is required to use every reasonable effort to obtain the withdrawal of any such stop order at the earliest possible time.

  The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange.

EXCHANGE AGENT

  State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties to the Holders of the Notes and will be acting solely on the basis of directions of the Company. All executed Letters of Transmittal must be directed to the Exchange Agent at the applicable address set forth below. Questions and requests for assistance and requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

        By Mail:                 By Facsimile           By Overnight or Hand
                                 Transmission:



(registered or certified                                      Delivery:
      recommended)               (for Eligible
  State Street Bank and       Institutions only)        State Street Bank and
      Trust Company                                         Trust Company
     Corporate Trust            (617) 664-5290             Corporate Trust
       Department          Attention: Kellie Mullen          Department
      P.O. Box 778           Confirm by Telephone:     Two International Plaza
  Boston, MA 02102-0078         (617) 664-5587          Boston, MA 02110-0078
Attention: Kellie Mullen                                    Fourth Floor
                                                      Attention: Kellie Mullen

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by URI. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, facsimile, telephone or in person by officers and regular employees of URI and its affiliates.

  URI has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. URI will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith and pay other expenses of the Exchange Offer, including fees and expenses of the Trustee, filing fees, blue sky fees, accounting and legal fees and printing and distribution expenses. URI may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.

  URI will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the Book-Entry Holder of the Original Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the Book-Entry Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Original Notes for which they are exchanged, which is the aggregate principal amount of the Original Notes, as reflected in URI's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

OTHER

  URI may in the future seek to acquire untendered Original Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. URI has no present plans to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Original Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain U.S. federal income tax consequences of the Exchange Offer. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. This discussion is generally limited to the tax consequences to Holders that hold the Exchange Notes as capital assets (within the meaning of Section 1221 of the Code). There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below.

  For U.S. federal income tax purposes, the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as a taxable transaction for federal income tax purposes. As a result, there should be no federal income tax consequences to Holders exchanging Original Notes for Exchange Notes pursuant to the Exchange Offer. A Holder should have the same adjusted basis and holding period in an Exchange Note as it had in an Original
Note immediately prior to the exchange.

  THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, TREASURY REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT HOLDERS EXCHANGING NOTES. EACH HOLDER OF NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

                         REGISTRATION RIGHTS AGREEMENT

  In connection with the issuance of the Original Notes, the Company entered into a Registration Rights Agreement with Goldman, Sachs & Co. (the "Registration Rights Agreement"). Set forth below is a summary of certain provisions of the Registration Rights Agreement. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

EXCHANGE OFFER

  The Registration Rights Agreement provides that the Company is obligated to (unless applicable law or Commission policy does not permit) (i) on or prior to 90 days after the date (the "Issue Date") the Original Notes were originally issued, file a registration statement (the "Exchange Registration Statement") with the Commission with respect to an offer to exchange the Original Notes for Exchange Notes, (ii) use its best efforts to cause the Exchange Registration Statement to become effective under the Securities Act on or prior to 150 days after the Issue Date, (iii) commence the exchange offer contemplated by the Exchange Registration Statement promptly after the registration statement is declared effective by the Commission and keep such exchange offer open for acceptance for a period (the "Exchange Period") of 20 business days after the date notice of the exchange offer is mailed to the holders of the Original Notes (or for such longer period as may be required by law), (iv) use its best efforts to issue, promptly after the end of the Exchange Period, Exchange Notes in exchange for all Original Notes that have been properly tendered for exchange during the Exchange Period and (v) use its best efforts to maintain the effectiveness of the Exchange Registration Statement during the Exchange Period and thereafter until such time as the Company has issued Exchange Notes in exchange for all Original Notes that have been properly tendered for exchange during the Exchange Period. The exchange offer contemplated by the Registration Rights Agreement will be deemed consummated, for purposes of the Registration Rights Agreement, if the Company makes such offer, such offer remains open for Exchange Period, and the Company issues Exchange Notes in respect of all Original Notes that are properly tendered during the Exchange Period.

  The Exchange Offer being made hereby is intended to satisfy the Company's obligations under the Registration Rights Agreement described in the preceding paragraph.

SHELF REGISTRATION STATEMENT

  If (i) the Company is not permitted to file the Exchange Registration Statement or to consummate the exchange offer contemplated by the Registration Rights Agreement because such offer is not permitted by applicable law or Commission policy; (ii) for any other reason, the exchange offer contemplated by the Registration Rights Agreement is not consummated within 180 days after the Issue Date of the Original Notes; (iii) any holder of Original Notes or Exchange Notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) due to a change in law or policy such holder is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Registration Statement is not appropriate or available for such resales by such holder or (c) such holder is a broker-dealer and owns Original Notes acquired directly from the Company or an affiliate of the Company; or (iv) the holders of a majority in aggregate principal amount of the Original Notes are not eligible to participate in the Exchange Offer and to receive Exchange Notes that they may resell to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, then the Company is required to file with the Commission a shelf registration statement ("Shelf Registration Statement") to cover resales of the Transfer Restricted Notes (as defined below) by the holders thereof.

  If the Company is required to file the Shelf Registration Statement as described in the preceding paragraph, the Company is obligated (i) to use its best efforts to file the Shelf Registration Statement on or prior to the 90th day after such filing obligation arises (except that, if the obligation to file the Shelf Registration Statement arises because the exchange offer contemplated by the Registration Rights Agreement has not been consummated within 180 days after the Issue Date, then the Company will use its best efforts to file the Shelf Registration Statement on or prior to the 30th day after such filing obligation arises), (ii) following the filing of the Shelf Registration Statement, to use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the 150th day after such filing obligation arises and (iii) after the Shelf Registration Statement is declared effective by the Commission, to use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended (including through a post-effective amendment on Form S-3 when the Company becomes eligible to file such
Form) until the second anniversary of the effective date of the Shelf Registration Statement (or until one year after the effective date if the Shelf Registration Statement is filed pursuant to clause (iv) above) or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto.

  The term "Transfer Restricted Notes" means (i) each Original Note and (ii) each Exchange Note that is issued to a broker-dealer in exchange for Original Notes that were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities; provided, however, that a Note shall cease to be a Transfer Restricted Note when (a) such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or Broker Shelf Registration Statement (as defined herein), or (b) such Note is eligible for distribution to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act), or (c) such Note shall have been otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force, or (d) such Note ceases to be outstanding or (e) in the case of an Exchange Note that is a Transfer Restricted Note, such Exchange
Note is sold to a purchaser who receives from the seller on or prior to the date of such sale a copy of the prospectus contained in the Exchange Registration Statement, as amended or supplemented.

CERTAIN PROVISIONS RELATING TO BROKER-DEALERS

  A broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. The Company has agreed in the Registration Rights Agreement that it will use its best efforts to make this Prospectus available to any such broker-dealer for use in connection with any resales of such Exchange Notes (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances specified in the Registration Rights Agreement). The obligation of the Company to make this Prospectus available as aforesaid will commence on the day that the Exchange Offer is consummated and continue in effect for a 30-day period (the "Broker Prospectus Period"); provided, however, that, if for any day during such period the Company restricts the use of such prospectus, the Broker Prospectus Period shall be extended on a day-for-day basis.

  If at the end of the Broker Prospectus Period any Participating Broker-Dealer continues to hold any Exchange Notes that it received in the Exchange Offer, the Company is required (within the time period specified below), if any such broker-dealer so requests within 60 days after the end of the Broker Prospectus Period, to file with the Commission a shelf registration statement (a "Broker Shelf Registration Statement") to cover the resale of such Exchange Notes by such broker-dealers and use its best efforts to have such registration statement declared effective by the Commission; provided, however, that the Company may in lieu of filing such registration statement extend the Broker Prospectus Period by 60 days.

  If the Company is required to file the Broker Shelf Registration Statement as described in the preceding paragraph, the Company is obligated to (i) file the Broker Shelf Registration Statement within 30 days following the date the request for such registration statement is first made in accordance with the Registration Rights

Agreement and (ii) use its best efforts to have the Broker Shelf Registration Statement declared effective by the Commission on or prior to the 90th day following the date the request for such registration statement is first made in accordance with the Registration Rights Agreement. The Company will be required to use its best efforts to keep the Broker Shelf Registration Statement continuously effective, supplemented and amended for a 60-day period; provided, however, that, if for any day during such period such registration statement is not usable in connection with the resale of the Exchange Notes covered thereby, such period shall be extended on a day-for-day basis.

CERTAIN PROVISIONS RELATING TO ADDITIONAL INTEREST

  If a Registration Default (as defined herein) exists, the interest rate on the Specified Notes (as defined below) will increase, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default,
 .25% per annum, such interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of additional interest of 1.00% per annum. Following the cure of all Registration Defaults the accrual of additional interest on the Specified Notes will cease and the interest rate will revert to the original rate. The Registration Rights Agreement provides that additional interest as aforesaid will constitute liquidated damages and will be the exclusive monetary remedy available to holders of the Original Notes or Exchange Notes in respect of any Registration Default. The "Specified Notes" mean the Original Notes (and not the Exchange Notes); provided, however, that the Specified Notes means the Exchange Notes (and not the Original Notes) with respect to (a) any Registration Default that arises pursuant to clause (i) or
(ii) of the definition of such term and relates solely to the Broker Shelf Registration Statement and (b) any Registration Default that arises solely pursuant to clause (v) or (vi) of the definition of such term.

  A "Registration Default" will exist (subject to the following sentence) if
(i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing, (ii) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, (iii) an exchange offer is required to be consummated under the Registration Rights Agreement and is not consummated within 180 days after the Issue Date, (iv) the Shelf Registration Statement is declared effective but thereafter, during the period for which the Company is required to maintain the effectiveness of such registration statement, it ceases to be effective or usable in connection with the resale of the Notes covered by such registration statement for a period of 60 days, whether or not consecutive, (v) the Exchange Offer Registration Statement is declared effective but thereafter, during the Broker Prospectus Period, it ceases to be effective (or the Company restricts the use of the prospectus included therein) for a period of 60 days, whether or not consecutive, or (vi) the Broker Shelf Registration Statement is declared effective but thereafter, during the period for which the Company is required to maintain the effectiveness of such registration statement, it ceases to be effective or usable in connection with the resale of the Exchange Notes covered by such registration statement for a period of 60 days, whether or not consecutive. Notwithstanding the foregoing, (a) any Registration Default specified in clause (i), (ii) or (iii) of the preceding sentence that relates to the Exchange Offer Registration Statement or the Exchange Offer shall be deemed cured at such time as the Shelf Registration Statement is declared effective by the Commission and (b) any Registration Default specified in clause (v) of the preceding sentence shall be deemed cured at such time as the Broker Shelf Registration Statement is declared effective by the Commission.

                                USE OF PROCEEDS

  URI will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, URI will receive in exchange Original Notes in like principal amount, which will be cancelled and as such will not result in any increase in indebtedness of URI.

     SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The tables below present selected historical and pro forma financial information for the Company. This information should be read together with (1) the Consolidated Financial Statements and the related notes thereto and Pro Forma Consolidated Financial Statements and the related notes thereto of the Company included elsewhere in this prospectus or incorporated by reference herein and (2) the financial statements incorporated by reference in this prospectus of certain of the companies that we acquired.

  The balance sheet data presented below as of December 31, 1996 and 1997 and the income statement data presented below for each of the years in the three-year period ended December 31, 1997 are derived from the audited Consolidated Financial Statements of the Company. Such financial statements are incorporated by reference in this prospectus. The balance sheet data presented below as of December 31, 1993, 1994 and 1995 and as of September 30, 1998 and the income statement data presented below for the years ended December 31, 1993 and 1994 and for the nine-month periods ended September 30, 1997 and 1998 are derived from the unaudited consolidated financial statements of the Company which include, in the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) necessary to present fairly the results of operations and financial position of the Company for the periods and the dates presented.

  The Company commenced operations in October 1997 by acquiring six established equipment rental companies. The Company completed 91 additional acquisitions (through February 11, 1999), including the merger with U.S. Rentals which was completed in September 1998. Three of these acquisitions (including the U.S. Rentals merger) were accounted for as "poolings-of-interests," which means that for accounting and financial reporting purposes the acquired company is treated as having been combined with the Company at all times since the inception of the acquired company. Accordingly, the Company's financial statements have been restated to include the accounts of two of the companies acquired in these pooling-of-interests transactions (but were not restated for one that was not material, which has been combined with the Company effective July 1, 1998). As a result of this restatement, the Company's financial statements include historical financial information for periods that precede the date on which the Company commenced its own operations. See Note 3 to the Consolidated Financial Statements of the Company incorporated by reference herein. The other 94 acquisitions completed by the Company were accounted for as "purchases," which means that the results of operations of the acquired company are included in the Company's financial statements only from the date of acquisition.

  The following unaudited income statement and other financial data under the column heading "Pro Forma" with respect to each period presented gives effect to each acquisition completed by the Company after the beginning of the period (through February 11, 1999) and the financing thereof, as if all such transactions had occurred at the beginning of the period. The following unaudited balance sheet data as of September 30, 1998 under the column heading "Pro Forma" gives effect to each acquisition completed by the Company subsequent to such date (through February 11, 1999) and the financing of each such acquisition, as if all such transactions had occurred on such date.

  The pro forma data set forth below is provided for informational purposes. However, this data may not be indicative of the actual results that the Company would have had during any period presented, had any or all of the acquisitions been completed as of the beginning of that period, or of any future results.

                                                    HISTORICAL                                          PRO FORMA
                          --------------------------------------------------------------------  --------------------------
                                                                                  NINE                           NINE
                                                                              MONTHS ENDED       YEAR ENDED  MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,     DECEMBER 31, SEPTEMBER 30,
                          ------------------------------------------------  ------------------  ------------ -------------
                            1993      1994      1995      1996      1997      1997      1998        1997         1998
                          --------  --------  --------  --------  --------  --------  --------  ------------ -------------
                                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues..........  $172,043  $222,326  $283,432  $354,478  $489,838  $327,824  $804,262   $1,337,892   $1,155,390
Total cost of
 operations.............   125,923   153,769   194,234   241,445   340,546   227,638   530,212      867,822      751,798
                          --------  --------  --------  --------  --------  --------  --------   ----------   ----------
Gross profit............    46,120    68,557    89,198   113,033   149,292   100,186   274,050      470,070      403,592
Selling, general and
 administrative
 expenses...............    26,595    34,948    39,707    54,721    70,835    48,488   128,763      239,796      203,329
Merger-related
 expenses...............                                                                42,216                    42,216
Non-rental depreciation
 and amortization.......     4,153     5,107     6,916     9,387    13,424     9,223    23,693       42,468       35,846
Termination cost of
 deferred compensation
 agreements.............                                            20,290    20,290                 20,290
                          --------  --------  --------  --------  --------  --------  --------   ----------   ----------
Operating income........    15,372    28,502    42,575    48,925    44,743    22,185    79,378      167,516      122,201
Interest expense........     3,906     6,245     7,490    11,278    11,847     6,316    39,170       86,445       65,335
Other (income) expense..    (3,724)   (3,768)    1,304      (499)   (2,021)   (1,356)   (4,524)      (8,601)      (9,694)
                          --------  --------  --------  --------  --------  --------  --------   ----------   ----------
Income before provision
 for income taxes and
 extraordinary items....    15,190    26,025    33,781    38,146    34,917    17,225    44,732       89,672       66,560
Provision for income
 taxes..................       458       523       484       420    29,508    21,875    26,450       36,318       26,972
                          --------  --------  --------  --------  --------  --------  --------   ----------   ----------
Income (loss) before
 extraordinary items....    14,732    25,502    33,297    37,726     5,409    (4,650)   18,282       53,354       39,588
Extraordinary items, net
 (1)....................                                             1,511     1,511    21,337
                          --------  --------  --------  --------  --------  --------  --------   ----------   ----------
Net income (loss).......  $ 14,732  $ 25,502  $ 33,297  $ 37,726  $  3,898  $ (6,161) $ (3,055)  $   53,354   $   39,588
                          ========  ========  ========  ========  ========  ========  ========   ==========   ==========
Pro forma provision for
 income taxes before
 extraordinary
 items (2)..............  $  6,230  $ 10,637  $ 13,715  $ 15,487  $ 14,176  $ 21,637  $ 27,162
Pro forma income (loss)
 before extraordinary
 items (2)..............     8,960    15,388    20,066    22,659    20,741    (4,412)   17,570
OTHER FINANCIAL DATA:
EBITDA(3)...............  $ 50,002  $ 73,446  $101,438  $123,606  $160,554  $108,413  $265,257   $  417,794   $  364,518
EBITDA margin(4)........      29.1%     33.0%     35.8%     34.9%     32.8%     33.1%     33.0%        31.2%        31.5%
Interest expense(5)(6)..  $  3,906  $  6,245  $  7,490  $ 11,278  $ 11,847  $  6,316  $ 39,170   $   86,445   $   65,335
Depreciation and
 amortization...........    34,630    44,944    58,863    74,681    95,521    65,938   143,663      229,988      200,101
Ratio of EBITDA to
 interest expense.......                                                                                4.8x         5.6x
Ratio of total debt to
 EBITDA(7)..............                                                                                             2.8x
Ratio of earnings to
 fixed charges(8).......       4.0x      4.5x      4.8x      4.0x      3.4x      3.2x      2.0x
Pro forma ratio of
 earnings to fixed
 charges(9).............                                               2.7x                1.9x
Supplemental pro forma
 ratio of earnings to
 fixed charges(10)......                                                                                1.9x         1.9x

                                         HISTORICAL
                         -------------------------------------------
                                        DECEMBER 31,                 HISTORICAL PRO FORMA
                         ------------------------------------------- ---------- ----------
                          1993     1994     1995     1996     1997    SEPTEMBER 30, 1998
                         ------- -------- -------- -------- -------- ---------------------
                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 1,724 $  2,956 $  3,728 $  2,906 $ 72,411 $   21,793 $    3,998
Rental equipment, net...  85,196  136,731  182,082  235,055  461,026  1,191,448  1,241,819
Total assets............ 163,773  233,359  297,994  381,228  826,890  2,531,683  2,659,428
Total debt..............  67,363  107,284  131,771  214,337  264,573  1,235,508  1,350,975
Stockholders' equity....  65,551   77,600  104,392  105,420  446,388  1,002,204  1,002,304

-------
(1) The Company recorded an extraordinary item (net of income taxes) of $1.5 million in 1997 and an extraordinary item (net of income taxes) of $21.3 million in 1998. Such charge in 1997 resulted from the prepayment of certain debt by U.S. Rentals. Such charge in 1998 resulted from the early extinguishment of certain debt and primarily reflected prepayment penalties on certain debt of U.S. Rentals.
(2) U.S. Rentals was taxed as a Subchapter S Corporation until its initial public offering in February 1997, and another acquired company was taxed as a Subchapter S Corporation until being acquired by the Company in 1998. In general, the income or loss of a Subchapter S Corporation is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma provision for income taxes before extraordinary items and pro forma income (loss) before extraordinary items reflect a provision for income taxes as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.
(3) EBITDA is defined as net income (excluding (i) non-operating income and expense, (ii) a $20.3 million non-recurring charge incurred by U.S. Rentals in 1997 arising from the termination of deferred compensation agreements with certain executives and (iii) $42.2 million in merger-related expenses in 1998 related to the three acquisitions accounted for as poolings-of-interests, including the merger with U.S. Rentals) plus interest expense, income taxes and depreciation and amortization. EBITDA data is presented to provide additional information concerning the Company's ability to meet its future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles. Accordingly, EBITDA should not be considered an alternative to net income or cash flows as indicators of the Company's operating performance or liquidity.
(4) EBITDA margin is defined as EBITDA as a percentage of revenues.
(5) Interest expense excludes the amortization of deferred financing fees.
(6) URI is a wholly owned subsidiary of Holdings. Although not legally obligated to do so, URI has made, and expects that it will continue to make, cash distributions to Holdings in order to enable Holdings to pay dividends on certain preferred securities that were issued by a subsidiary trust of Holdings. These distributions are not reflected in URI's interest expense.
(7) For purposes of determining the ratio of total debt to EBITDA for the nine months ended September 30, 1998, EBITDA is annualized.
(8) For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes and extraordinary items plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs, and the estimated interest portion of rental expense.
(9) The pro forma ratio of earnings to fixed charges gives effect to the issuance of the Notes and the application of a portion of the net proceeds therefrom to repay outstanding indebtedness, as if such transaction had occurred at the beginning of the period.
(10) The supplemental pro forma ratio of earnings to fixed charges gives effect to each acquisition completed by the Company after the beginning of the period and the financing thereof, as if such transactions had occurred at the beginning of the period.

                           DESCRIPTION OF THE NOTES

  The Exchange Notes offered hereby will be issued, and the Original Notes were issued, under an Indenture dated as of December 15, 1998 (the "Indenture"), among the Company, the Guarantors and State Street Bank & Trust Company, as trustee (the "Trustee"). References to the Notes include both the Original Notes and the Exchange Notes. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

  The following summary of the material provisions of the Indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture and the Notes, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definition of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." All references to the Company in the following summary refer exclusively to URI, and not to any of its subsidiaries.

ORIGINAL NOTES AND EXCHANGE NOTES WILL REPRESENT SAME DEBT

  The Exchange Notes will be issued solely in exchange for an equal principal amount of Original Notes pursuant to the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require the Company to pay additional interest will be different for the Exchange Notes and the Original Notes. See "Registration Rights Agreement--Certain Provisions Relating to Additional Interest" and "--Additional Interest."

  If the Exchange Offer is consummated, holders of Original Notes who do not exchange their Original Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Original Notes and the Exchange Notes then outstanding.

GENERAL

  The Notes are unsecured senior subordinated obligations of the Company limited to $300 million aggregate principal amount, and are guaranteed by each of the Guarantors on a senior subordinated basis as described below. The Notes may be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes is payable, and the Notes will be transferable, at the corporate trust office or agency of the Trustee in the City of New York maintained for such purposes. In addition, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

  The Notes will mature on January 15, 2009. Interest on the Notes will accrue at the rate of 9.25% per annum and will be payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 1999, to the holders of record of Notes at the close of business on the January 1 and July 1, respectively, immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance of the Original Notes (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

ADDITIONAL INTEREST

  The interest rate on the Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Exchange Offer; Registration Rights."

OPTIONAL REDEMPTION

  Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2004, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning January 15 of the years indicated below:

                                                   REDEMPTION
           YEAR                                      PRICE
           ----                                    ----------
           2004...................................  104.625%
           2005...................................  103.083%
           2006...................................  101.542%
           2007 and thereafter....................  100.000%

  In addition, at any time, or from time to time, on or prior to January 15, 2002, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to an aggregate of 35% of the principal amount of the Notes originally issued, at a redemption price equal to 109.25% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the redemption date; provided that at least 65% of the originally issued principal amount of Notes remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering the Company shall send a redemption notice to the Trustee not later than 90 days after the consummation of any such Public Equity Offering.

  As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Common Stock pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

  Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (subject to the rules of DTC); provided, however, that Notes shall only be redeemable in principal amounts of $1,000 or an integral multiple of $1,000. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, unless the Company defaults in the payment of the redemption price.

SINKING FUND

  The Notes will not be entitled to the benefit of any mandatory sinking fund.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer"), on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes tendered at a purchase price in cash (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the Change of Control Purchase Date. The Company shall be required to purchase all Notes tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days.

  In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. In addition, there can be no assurance that the Company's debt instruments will permit such offer to be made. The agreements governing the Company's Senior Indebtedness do not permit the Company to make a Change of Control Offer and, in order to make such offer, the Company would be required to pay off such Senior Indebtedness in full or seek a waiver from the lenders of such Senior Indebtedness to allow the Company to make the Change of Control Offer. The occurrence of a Change of Control is also an event of default under the agreements governing the Credit Facility and the Term Loan and would entitle the lenders to accelerate all amounts owing thereunder. Failure to make a Change of Control Offer, even if prohibited by the Company's debt instruments, would constitute a default under the Indenture. Pursuant to the indentures governing the 9 1/2% Notes and the 8.80% Notes the Company is also required to make an offer to repurchase the 9 1/2% Notes and the 8.80% Notes upon a Change of Control, and failure by the Company to make such an offer is an event of default under those indentures. See "Risk Factors--Possible Inability to Repurchase Notes upon Change of Control." The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of "Change of Control" excludes certain transactions by Permitted Holders, including a direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to Permitted Holders. The provisions of the Indenture may not afford Noteholders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company if such transaction is not a transaction defined as a "Change of Control."

  The use of the term "all or substantially all" in provisions of the Indenture such as clause (b) of the definition of "Change of Control" and under "--Consolidation, Merger, Sale of Assets, Etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of Notes.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above.

SUBORDINATION

  The indebtedness evidenced by the Notes is subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness. The Notes are senior subordinated indebtedness of the Company ranking senior to all existing and future Subordinated Indebtedness of the Company.

  The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness (including, in the case of Designated Senior Indebtedness, any interest accruing subsequent to the filing of a petition for bankruptcy regardless of whether such interest is an allowed claim in the bankruptcy proceeding) must be paid in full in cash before any payment is made on account of the principal of, premium, if any, or interest on the Notes.

  During the continuance of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness, when the same becomes due, and after receipt by the Trustee and the Company from representatives of holders of such Senior Indebtedness of written notice of such default, no direct or indirect payment (other than payments from trusts previously created pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") by or on behalf of the Company of any kind of character (excluding certain permitted equity or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

  In addition, during the continuance of any other default with respect to any Designated Senior Indebtedness that permits, or would permit with the passage of time or the giving of notice or both, the maturity thereof to be accelerated (a "Non-payment Default") and upon the earlier to occur of (a) receipt by the Trustee and the Company from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default or (b) if such Non-payment Default results from the acceleration of the maturity of the Notes, the date of such acceleration, no payment (other than payments from trusts previously created pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption, or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

  The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee and the Company from the representatives of holders of Designated Senior Indebtedness or the date of the acceleration referred to in clause (b) of the preceding paragraph, as the case may be, and shall end on the earliest to occur of the following events: (i) 179 days have elapsed since the receipt of such notice or the date of the acceleration referred to in clause (b) of the preceding paragraph (provided the maturity of such Designated Senior Indebtedness shall not theretofore have been accelerated), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash, or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice or the date of the acceleration initiating such Payment Blockage Period and there must be a 180 consecutive day period in any 360 day period during which no Payment Blockage Period is in effect.

  If the Company fails to make any payment on the Notes when due on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

  By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

  The Indenture limits, but does not prohibit, the incurrence by the Company of additional Indebtedness which is senior to the Notes and prohibits the incurrence by the Company of Indebtedness which is subordinated in right of payment to any other Indebtedness of the Company and senior in right of payment to the Notes.

  "Designated Senior Indebtedness" means (i) all Indebtedness under the Credit Facility and the Term Loan and (ii) any other issue of Senior Indebtedness which (a) at the time of the determination is equal to or greater than $25 million in aggregate principal amount and (b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, (x) "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of the Company from time to time owed to the lenders under the Credit Facility and the Term Loan, including, without limitation, principal of and interest on, and all fees, indemnities and expenses payable under the Credit Facility and the Term Loan, and (y) in the case of Designated Senior Indebtedness, "Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (vii) or (viii) under "--Events of Default" relating to the Company, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company, including the Company's 9 1/2% Notes and 8.80% Notes, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (d) Indebtedness which is represented by Redeemable Capital Stock,
(e) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Facility, or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (e)), (f) Indebtedness of or amounts owed by the Company for compensation to employees or for services rendered to the Company, (g) any liability for federal, state, local or other taxes owed or owing by the Company, (h) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (i) that portion of any Indebtedness which is incurred by the Company in violation of the Indenture and (j) amounts owing under leases.

GUARANTEES

  Each Guarantor has fully and unconditionally guaranteed, on a senior subordinated basis, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees are subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness.

  The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors--Fraudulent Transfer Considerations."

  Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

  Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other persons upon the terms and conditions set forth in the Indenture. See "--Consolidation, Merger, Sale of Assets, Etc." In the event all or substantially all of the assets or the capital stock of a Guarantor is sold and the sale complies with the provisions set forth in "--Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be automatically discharged and released.

  "Guarantor Senior Indebtedness" of a Guarantor means the principal of, premium, if any, and interest on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or such Guarantor's Guarantee. Without limiting the generality of the foregoing, (x) "Guarantor Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of such Guarantor from time to time owed to the lenders under the Credit Facility and Term Loan, including, without limitation, principal of and interest on, and all fees, indemnities and expenses payable under the Credit Facility and Term Loan, and (y) in the case of amounts owing under the Credit Facility and Term Loan and guarantees of Designated Senior Indebtedness, "Guarantor Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (vii) or (viii) under "--Events of Default" relating to such Guarantor, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes or the Guarantees, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of such Guarantor, including the Guarantor's guarantee of the Company's 9 1/2% Notes and 8.80% Notes, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor, (d) Indebtedness which is represented by Redeemable Capital Stock, (e) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Facility, or the current portion of any long-term Indebtedness which would constitute Guarantor Senior Indebtedness but for the operation of this clause (e)), (f) Indebtedness of or amounts owed by such Guarantor for compensation to employees or for services rendered to such Guarantor, (g) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (h) Indebtedness of such Guarantor to the Company or a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (i) that portion of any Indebtedness which is incurred by such Guarantor in violation of the Indenture and (j) amounts owing under leases.

CERTAIN COVENANTS

  The Indenture contains the following covenants, among others:

  Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to "incur"), for the payment of any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; provided, however, that (i) the Company and any Guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness), and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if in each case, after giving pro forma effect to (1) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the four full fiscal quarters immediately preceding such incurrence, taken as one period; (2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and (3) any Asset Sale or Asset Acquisition occurring since the first day of such four-quarter period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such four-quarter period, the Consolidated Fixed Charge Coverage Ratio of the Company is at least 2:1.

  Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any of its Restricted Subsidiaries or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary),

    (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any of its Restricted Subsidiaries or any options, warrants, or other rights to purchase any such Capital Stock (other than any such securities owned by the Company or a Restricted Subsidiary),

    (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any such Subordinated Indebtedness owned by the Company or a Restricted Subsidiary), or

    (d) make any Investment (other than any Permitted Investment) in any person

  (such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default or Event of Default shall have occurred and be continuing, (B) immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness) and (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of:

    (1) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on May 22, 1998 and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

    (2) the aggregate net cash proceeds received by the Company as capital contributions to the Company after May 22, 1998 and which constitute shareholders' equity of the Company in accordance with GAAP;

    (3) the aggregate net cash proceeds received by the Company from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock) of the Company to any person (other than to a Subsidiary of the Company) after May 22, 1998;

    (4) the aggregate net cash proceeds received by the Company from any person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company after May 22, 1998;

    (5) the aggregate net cash proceeds received after May 22, 1998 by the Company from any person (other than a Subsidiary of the Company) for debt securities that have been converted or exchanged into or for Capital Stock of the Company (other than Redeemable Capital Stock) (to the extent such debt securities were originally sold for cash) plus the aggregate amount of cash received by the Company (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

    (6) in the case of the disposition or repayment of any Investment constituting a Restricted Payment after May 22, 1998, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; and

    (7) so long as the Designation thereof was treated as a Restricted Payment made after May 22, 1998, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of the Company's interest in such Subsidiary, provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus:

  the Designation Amount (measured as of the date of Designation) with respect to any Restricted Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after May 22, 1998 in accordance with "--Limitations on Designations of Unrestricted Subsidiaries" below.

  For purposes of the preceding clause (C)(4), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such options, warrants or rights plus the incremental amount received by the Company upon the exercise thereof.

  None of the foregoing provisions will prohibit, so long, in the case of clauses (ii), (iii), (v), (vi) and (vii) below, as there is no Default or Event of Default continuing, (i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this covenant; (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock of the Company (other than Redeemable Capital Stock) to any person (other than to a Subsidiary of the Company); provided, however, that such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; (iii) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of the Company to any person (other than to a Subsidiary of the Company); provided, however, that any such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; or (2) Indebtedness of the Company so long as such Indebtedness is Subordinated Indebtedness which (w) has no scheduled principal payment prior to the 91st day after the Maturity Date, (x) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and (y) is subordinated to the Notes in the same manner and to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired; (iv) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with the Indenture; (v) payments to purchase Capital Stock of the Company from officers of the Company, pursuant to agreements in effect as of May 22, 1998, in an amount not to exceed $15 million in the aggregate, (vi) payments (other than those covered by clause (v)) to purchase Capital Stock of the Company from management or employees of the Company or any of its Subsidiaries, or their authorized representatives, upon the death, disability or termination of employment of such employees, in aggregate amounts under this clause (vi) not to exceed $1 million in any fiscal year of the Company;
(vii) payments to Holdings in an amount sufficient to permit it to make scheduled payments of interest on its 6 1/2% Convertible Subordinated Debentures due August 1, 2028, issued to United Rentals Trust I; (viii) payments to Holdings in an amount sufficient to enable Holdings to pay (1) its taxes, legal, accounting, payroll, benefits and corporate overhead expenses (including Commission, stock exchange and transfer agency fees and expenses), and expenses of United Rentals Trust I payable by Holdings pursuant to the terms of the trust agreement governing such trust, (2) trade, lease, payroll, benefits and other obligations in respect of goods to be delivered to, services (including management and consulting services) performed for and properties used by, the Company and its Restricted Subsidiaries, (3) the purchase price for Investments in other persons, provided that promptly following such Investment either (x) such other person either becomes a Restricted Subsidiary or is merged or consolidated with, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary, or (y) such Investment would otherwise be permitted under the Indenture if made by the Company and such Investment is contributed or transferred by Holdings to the Company or a Restricted Subsidiary, and (4) reasonable and customary incidental expenses (other than expenses described in the preceding clause
(1)) not to exceed $500,000 in any fiscal year of the Company; and (ix) the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis. Any payments made pursuant to clauses (i), (v), (vi) or (vii) of this paragraph shall be taken into account in calculating the amount of Restricted Payments made from and after May 22, 1998.

  Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless the Notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to Liens securing the Notes to the same extent such Subordinated Indebtedness is subordinate to the Notes), except for (a) Liens securing Senior Indebtedness;
(b) Liens securing the Notes; (c) Liens in favor of the Company on assets of any Subsidiary of the Company; (d) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (e) Permitted Liens.

  Disposition of Proceeds of Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) of the Company or such Restricted Subsidiary that are assumed by the transferee of such assets and any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 30 days into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for the purposes of this provision; provided further, that the 75% limitation referred to in clause (b) will not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. To the extent that the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, Senior Indebtedness of the Company, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 360 days of such Asset Sale, to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that are used or useful in the business of the Company and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, Senior Indebtedness nor invested in Replacement Assets within such 360-day period constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $10 million, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, an aggregate principal amount of Notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (the "Asset Sale Offer Price"). To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. The Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Notwithstanding the foregoing, if the Company is required to commence an Asset Sale Offer at any time when securities of the Company ranking pari passu in right of payment with the Notes are outstanding and the terms of such securities provide that a similar offer must be made with respect to such other securities, then the Asset Sale Offer for the Notes shall be made concurrently with such other offers and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Any Asset Sale Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Senior Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

  Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to the Company or a Wholly-Owned Restricted Subsidiary. The Company will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary of the Company or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to the Company or a Wholly-Owned Restricted Subsidiary. Notwithstanding the foregoing, nothing in such covenant will prohibit Preferred Stock (other than Redeemable Capital Stock) issued by a person prior to the time (A) such person becomes a Restricted Subsidiary of the Company, (B) such person merges with or into a Restricted Subsidiary of the Company or (C) a Restricted Subsidiary of the Company merges with or into such person; provided that such Preferred Stock was not issued or incurred by such person in anticipation of a transaction contemplated by subclause (A),
(B), or (C) above.

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates (other than Restricted Subsidiaries), except (a) on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company, (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $2 million, the Company shall have delivered an officer's certificate to the Trustee certifying that such transaction or transactions comply with the preceding clause (a), and (c) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $5 million, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Restricted Subsidiaries, (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business,
(iii) any dividends made in compliance with "--Limitation on Restricted Payments" above, (iv) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, (v) the incurrence of intercompany

Indebtedness which constitutes Permitted Indebtedness, (vi) transactions pursuant to agreements in effect on the Issue Date, (vii) the purchase of equipment for its Fair Market Value from Terex Corporation or its Affiliates in the ordinary course of business of each of Terex Corporation and the Company and (viii) transactions described in or permitted by clauses (vii) and
(viii) of the last paragraph under the caption "--Limitation on Restricted Payments."

  Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (c) make loans or advances to the Company or any other Restricted Subsidiary of the Company, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company or
(e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law or any applicable rule, regulation or order, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company, (iii) customary restrictions on transfers of property subject to a Lien permitted under the Indenture, (iv) the Credit Facility and the Term Loan as in effect on the Issue Date, (v) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, (vi) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold), (vii) any agreement in effect on the Issue Date, (viii) the Indenture and the Guarantees, (ix) the indentures governing the 9 1/2% Notes and the 8.80% Notes and (x) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses, provided that the terms and conditions of any such agreement are not materially less favorable to the holders of the Notes with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

  Limitation on Designations of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Restricted Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) the Company would be permitted to make an Investment (other than a Permitted Investment, except a Permitted Investment covered by clause (x) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date calculated in accordance with GAAP; and

    (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

  The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

  The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  In the event the Company or a Restricted Subsidiary makes any Investment in any person which was not previously a Subsidiary and such person thereby becomes a Subsidiary, such person shall automatically be an Unrestricted Subsidiary and the Company may designate such Subsidiary as a Restricted Subsidiary only if it meets the foregoing requirements.

  All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

  Limitation on the Issuance of Subordinated Indebtedness. The Company will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company and senior in right of payment to the Notes.

  Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries acquires, creates or designates another domestic Restricted Subsidiary, then such newly acquired, created or designated Restricted Subsidiary shall, within 30 days after the date of its acquisition, creation or designation, whichever is later, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture.

  Reporting Requirements. For so long as the Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission (if permitted by Commission practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted by Commission practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) by mail to all holders of Notes, as their names and addresses appear in the Note register, copies of such documents within 15 days after the Required Filing Date. In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions upon the request of any such holder.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto (a) either (i) if the transaction or transactions is a merger or consolidation, the Company or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation, or (ii) the person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Notes, the Indenture and the Registration Rights Agreement, and in each case, the Indenture shall remain in full force and effect; (b) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and (c) except in the case of any merger of the Company with any wholly-owned Subsidiary of the Company or any merger of Guarantors (and, in each case, no other persons), the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness).

  In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

  Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and asset of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company or a Restricted Subsidiary, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Notes, the Indenture and/or the Registration Rights Agreement, as the case may be, with the same effect as if such successor had been named as the Company in the Notes, the Indenture and/or in the Registration Rights Agreement, as the case may be and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

  The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described in "-- Certain Covenants--Limitation on Indebtedness," "--Limitation on Restricted Payments," and "--Limitation on Liens"), Subsidiaries of any surviving person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

  The following are "Events of Default" under the Indenture:

    (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at Stated Maturity, upon optional redemption, required purchase or otherwise); or

    (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, for 30 days; or

    (iii) (a) default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; or

    (iv) (a) there shall be a default in the performance or breach of the provisions of "--Consolidation, Merger and Sale of Assets, Etc."; (b) the Company shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of the Indenture described under "--Certain Covenants--Dispositions of Proceeds of Asset Sales"; or (c) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the Indenture described under "--Change of Control"; or

    (v) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $15 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (vi) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $15 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

    (vii) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law or (B) adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

    (viii) the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

    (ix) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

  If an Event of Default (other than those covered by clause (vii) or (viii) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company and the representatives of the holders of Designated Senior Indebtedness, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, the Company and the representatives of the holders of Designated Senior Indebtedness, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes due and payable immediately, upon which declaration, all amounts payable in respect of the Notes shall be due and payable as of the date which is five business days after the giving of such notice to the representative of the holders of Designated Senior Indebtedness. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

  The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Noteholders.

  The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

NO LIABILITY FOR CERTAIN PERSONS

  No director, officer, employee or stockholder of Holdings or the Company, nor any director, officer or employee of any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture based on or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Notes ("defeasance") to the extent set forth below. Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity (except lost, stolen or destroyed Notes which have been replaced or paid); (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit); (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit); (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of hindering, delaying or defrauding creditors of the Company or others; (viii) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (ix) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or repaid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

  From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of Notes. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes,
(ii) change the currency in which any Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto, (vii) reduce or change the rate or time for payment of interest on the Notes or (viii) to modify or change any provision of the Indenture affecting the ranking of the Notes in a manner adverse to the holders of the Notes.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture and the Notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

  "8.80% Notes" means the $205 million aggregate principal amount of 8.80% Senior Subordinated Notes due 2008 issued by the Company under the indenture, dated as of August 12, 1998, among the Company, as issuer, its United States subsidiaries, as guarantors, and the Trustee.

  "9 1/2% Notes" means the $200 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2008 issued by the Company under the indenture, dated as of May 22, 1998, among the Company, as issuer, its United States subsidiaries, as guarantors, and the Trustees.

  "Acquired Indebtedness" means Indebtedness of a person (a) assumed in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Subsidiary of any other person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such person becoming a Subsidiary.

  "Affiliate" means, with respect to any specified person, (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, (ii) any other person that owns, directly or indirectly, 10% or more of such specified person's Capital Stock, or (iii) any officer or director of (A) any such specified person, (B) any Subsidiary of such specified person or (C) any person described in clauses (i) or (ii) above.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary of the Company to any person other than the Company or a Restricted Subsidiary of the Company, of
(a) any Capital Stock of any Restricted Subsidiary of the Company; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary of the Company; or (c) any other properties or assets of the Company or any Restricted Subsidiary of the Company, other than (i) sales of obsolete, damaged or used equipment or other equipment or inventory sales in the ordinary course of business, (ii) sales of assets in one or a series of related transactions for an aggregate consideration of less than $1 million, (iii) sales of Permitted Investments, and (iv) sales of accounts receivable for financing purposes. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "--Consolidation, Merger, Sale of Assets, Etc."

  "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

  "Board of Directors" means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million, (d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) investments in short term asset management accounts managed by any bank party to the Credit Facility which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from Standard & Poor's Ratings Group or by Moody's Investors Service, Inc. or investments of the types described in clauses (a) through (d) above, and (f) investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company or Holdings; provided, however, that a "Change of Control" shall not be deemed to have occurred under this subclause (a) unless the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Holdings; (b) the Company or Holdings consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company (or Holdings), in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange
Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Holdings was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation.

  "Common Stock" means the common stock, par value $.01 per share, of Holdings.

  "Company" means United Rentals (North America), Inc., a Delaware corporation.

  "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period, (i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense,
(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses), (e) one-third of Consolidated Rental Payments and (f) if any Asset Sale or Asset Acquisition shall have occurred since the first day of any four quarter period for which "Consolidated Cash Flow Available for Fixed Charges" is being calculated (including to the date of calculation) (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the entity involved in any such Asset Acquisition, to the extent such amounts under clauses (A) and (B) would be permitted to be eliminated in a pro forma income statement prepared in accordance with Rule 11-02 of Regulation S-X, less
(ii)(x) non-cash items increasing Consolidated Net Income and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in the most recent Four Quarter Period.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period. If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

  "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense, (ii) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis and (iii) one-third of Consolidated Rental Payments.

  "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), (ii) the portion of net income of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries, (iii) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis, (v) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders and (vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles.

  "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

  "Consolidated Rental Payments" of any person means, for any period, the aggregate rental obligations of such person and its Restricted Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in accordance with GAAP, payable in respect of such period (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such person and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any event, (i) that portion of Consolidated Interest Expense of such person representing payments by such person or any of its Restricted Subsidiaries in respect of Capitalized Lease Obligations (net of payments to such person or any of its Restricted Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense) and (ii) the aggregate amount of amortization of obligations of such person and its Restricted Subsidiaries in respect of such Capitalized Lease Obligations for such period (net of payments to such person or any of its Restricted Subsidiaries and subleases qualifying as capitalized lease subleases to the extent that such payments could be deducted in determining such amortization amount).

  "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Credit Facility" means the Credit Agreement dated as of September 29, 1998 among the Company, Holdings, United Rentals of Canada, Inc., various financial institutions, Bank of America Canada, as Canadian Agent, and Bank of America National Trust and Savings Association, as U.S. Agent, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agents, lender or group of lenders.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disinterested Member of the Board of Directors of the Company" means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any person (other than the Company or Holdings) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

  "Event of Default" has the meaning set forth under "--Events of Default" herein.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's- length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company in good faith.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable at the date of the Indenture.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

  "Holdings" means United Rentals, Inc., a Delaware corporation.

  "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of Interest Rate Protection Obligations of such person, and (i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above; provided, however, that Indebtedness shall not include (i) any holdback or escrow of the purchase price of property, services, businesses or assets or (ii) any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be approved in good faith by the board of directors of the issuer of such Redeemable Capital Stock. In the case of Indebtedness of other persons, the payment of which is secured by a Lien on property owned by a person as referred to in clause (e) above, the amount of the Indebtedness of such person attributable to such Lien at any date shall be the lesser of the Fair Market Value at such date of any asset subject to such Lien and the amount of the Indebtedness secured.

  "Interest Rate Protection Agreement" means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Interest Rate Protection Obligations" means the obligations of any person pursuant to any Interest Rate Protection Agreements.

  "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Maturity Date" means January 15, 2009.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers' fees) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale,
(iii) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale, (iv) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

  "Permitted Holder" means (i) Holdings and (ii) Bradley S. Jacobs, John N. Milne, Michael J. Nolan and their respective Affiliates, and trusts established for the benefit of a Permitted Holder or members of his immediate family.

  "Permitted Indebtedness" means, without duplication:

    (a) Indebtedness of the Company and the Guarantors evidenced by up to $300 million principal amount of the Notes and the Guarantees;

    (b) Indebtedness of the Company and Restricted Subsidiaries under (i) the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $850 million or (y) 100% of Tangible Assets, less, in either case, any amounts permanently repaid in accordance with the covenant described under "--Certain Covenants-- Disposition of Proceeds of Asset Sales" and (ii) the Term Loan in an aggregate amount not to exceed $250 million, less the amount of any repayments of the Term Loan;

    (c) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date, including the 9 1/2% Notes, the 8.80% Notes and the respective guarantees thereof;

    (d) Indebtedness of the Company or any Restricted Subsidiary of the Company incurred in respect of performance bonds, bankers' acceptances and letters of credit in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business consistent with past practice to support the insurance or self-insurance obligations of the Company or any of its Restricted Subsidiaries (including to secure workers' compensation and other similar insurance coverages), in the aggregate amount not to exceed $10 million at any time; but excluding letters of credit issued in respect of or to secure money borrowed;

    (e) (i) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company and (ii) Interest Rate Protection Obligations of any Restricted Subsidiary covering Permitted Indebtedness of such Restricted Subsidiary provided that, in the case of either clause (i) or
  (ii), (x) any Indebtedness to which any such Interest Rate Protection Obligations correspond bears interest at fluctuating interest rates and is otherwise permitted to be incurred under the "Limitation on Indebtedness" covenant and (y) the notional principal amount of any such Interest Rate Protection Obligations that exceeds the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate shall not constitute Permitted Indebtedness;

    (f) Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that (i) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) and (ii) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture;

    (g) Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the obligations of the Company under the Indenture and the Notes, except that (i) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to another Restricted Subsidiary) and (ii) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company (other than to the Company or a Restricted Subsidiary) of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of the Company shall, in each case, be an incurrence of Indebtedness by the Company, subject to the other provisions of the Indenture;

    (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

    (i) Indebtedness of the Company or any Restricted Subsidiary under equipment purchase or lines of credit or for Capitalized Lease Obligations not to exceed $25 million in aggregate principal amount outstanding at any time;

    (j) Indebtedness of the Company or any Restricted Subsidiary, in addition to that described in clauses (a) through (i) of this definition, in an aggregate principal amount outstanding at any time not to exceed $15 million;

    (k) (i) Indebtedness of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company or any of its Restricted Subsidiaries and (ii) Indebtedness of any Restricted Subsidiary of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, provided, however, that (x) the principal amount of Indebtedness incurred pursuant to this clause (k) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith, and (y) in the case of Indebtedness incurred by the Company pursuant to this clause (k) to refinance Subordinated Indebtedness, such Indebtedness (A) has no scheduled principal payment prior to the 91st day after the Maturity Date, (B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and
  (C) is subordinated to the Notes in the same manner and to the same extent that the Subordinated Indebtedness being refinanced is subordinated to the Notes;

    (l) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

    (m) guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred under the Indenture.

  "Permitted Investments" means any of the following: (i) Investments in the Company or in a Restricted Subsidiary; (ii) Investments in another person, if as a result of such Investment (A) such other person becomes a Restricted Subsidiary or (B) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to the Company or a Restricted Subsidiary; (iii) Investments representing Capital Stock or obligations issued to the Company or any of its Restricted Subsidiaries in settlement of claims against any other person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Restricted Subsidiary; (iv) Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Restricted Subsidiaries to hedge against fluctuations in interest rates on its outstanding Indebtedness;
(v) Investments in the Notes; (vi) Investments in Cash Equivalents; (vii) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "--Certain Covenants--Disposition of Proceeds of Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant; (viii) advances to employees or officers of the Company in the ordinary course of business; (ix) any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company and (x) other Investments not to exceed $5 million at any time outstanding.

  "Permitted Liens" means the following types of Liens:

    (a) any Lien existing as of the date of the Indenture;

    (b) Liens securing Senior Indebtedness;

    (c) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence;

    (d) Liens in favor of the Company or a Restricted Subsidiary;

    (e) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

    (f) Liens for taxes, assessments or governmental charges or claims either
  (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (i) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (j) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

    (k) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

    (l) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (n) Liens securing refinancing Indebtedness permitted under clause (k) of the definition of "Permitted Indebtedness," provided such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness;

    (o) Liens incurred in the ordinary course of business by the Company or any Restricted Subsidiary with respect to obligations that do not exceed $5 million at any time outstanding;

    (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off; and

    (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture.

  "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock," as applied to any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

  "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Significant Subsidiary" of any person means a Restricted Subsidiary of such person which would be a significant subsidiary of such person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the Commission and as in effect on the date of the Indenture.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

  "Subordinated Indebtedness" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (ii) any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

  "Tangible Assets" means all assets of the Company and its Subsidiaries, excluding all Intangible Assets. For purposes of the foregoing, "Intangible Assets" means goodwill, patents, trade names, trade marks, copyrights, franchises, organization expenses and any other assets properly classified as intangible assets in accordance with GAAP.

  "Term Loan" means the Term Loan Agreement, dated as of July 10, 1998, as amended on September 29, 1998, among the Company, various financial institutions and Bank of America National Trust and Savings Association, as agent, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Unrestricted Subsidiary" means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly-Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

  The Original Notes are represented by three permanent, global notes (the "Original Global Securities"), in definitive, fully registered book-entry form, and the Exchange Notes will be represented by three, permanent global notes (the "Exchange Global Securities"), in definitive, fully registered book-entry form. The Original Global Securities are, and the Exchange Global Securities will be, registered in the name of a nominee of DTC. Pursuant to procedures established by DTC, interests in the Original Global Securities and the Exchange Global Securities (collectively, the "Global Securities") will be shown on, and the transfer of such interest will be effected only through, records maintained by DTC or its nominee (with respect to interest of Participants) and the records of Participants (with respect to interests of persons other than Participants).

  So long as DTC or its nominee is the registered owner or holder of the Global Securities, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Securities for all purposes under the Indenture and under the Notes represented thereby. No beneficial owner of an interest in the Global Securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants (as defined herein), the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Payments of the principal of, premium, if any, and interest on the Notes represented by the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the Notes represented by the Global Securities, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Securities as shown in the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Securities held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

  DTC has advised the Company that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Securities for certificated securities, which it will distribute to its Participants.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Securities among Participants of DTC it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Interests in the Global Securities will be exchanged for certificated securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Securities, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate certificated securities to be delivered.

                             PLAN OF DISTRIBUTION

  Any broker-dealer (a "Participating Broker-Dealer") that, pursuant to the Exchange Offer, receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. Each Participating Broker-Dealer will be required to acknowledge in the Letter of Transmittal that it will comply with such prospectus delivery requirement in connection with any resale of Exchange Notes. The Letter of Transmittal states that by making such acknowledgment a Participating Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  Based on interpretations by the Staff of the Commission set forth in no-action letters issued to third parties, the Company believes that this Prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by Participating Broker-Dealers in order to satisfy the prospectus delivery requirements applicable to Participating Broker-Dealers in connection with the resale of Exchange Notes as described above. The Company has agreed in the Registration Rights Agreement that it will use its best efforts to make this Prospectus available to each Participating Broker-Dealer for use in connection with any resales of such Exchange Notes (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances specified in the Registration Rights Agreement). The obligation of the Company to make this Prospectus available as aforesaid will commence on the day that the Exchange Offer is consummated and continue in effect for a 30-day period (the "Broker Prospectus Period"); provided, however, that, if for any day during such period the Company restricts the use of such prospectus, the Broker Prospectus Period shall be extended on a day-for-day basis. See "Description of Registration Rights Agreement."

  Any sale of Exchange Notes by Participating Broker-Dealers will be for their own account, and the Company will not receive any proceeds of such sales.

  Participating Broker-Dealers may from time to time sell Exchange Notes that were received by them in the Exchange Offer in one or more transactions in the over-the-counter market, in privately negotiated transactions, through the writing of options on the Exchange Notes or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. Such sales of Exchange Notes may be made directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Participating Broker-Dealers or purchasers of the Exchange Notes (which compensation may be in excess of customary commissions). Any agents, brokers or dealers that participate in the distribution of the Exchange Notes may be deemed to be underwriters and any commissions received by them and any profit on the resale of such Exchange Notes sold by them might be deemed to be underwriting discounts and commissions under the Securities Act.

  During the Broker Prospectus Period, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents (subject to the right of the Company to restrict the use of this Prospectus under certain circumstances specified in the Registration Rights Agreement). Any such requests should be directed to United Rentals (North America), Inc.,
Attention: Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone: (203) 622-3131.

  The Company has agreed in the Registration Rights Agreement to indemnify each Participating Broker-Dealer that resells Exchange Notes pursuant to this Prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of the Exchange Notes, including liabilities under the Securities Act, or to contribute to payments that such Participating Broker-Dealers may be required to make in respect thereof.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes. This discussion is a summary for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to a particular investor in light of his or her personal circumstances. This discussion is generally limited to the tax consequences to initial holders of the Notes that hold the Notes as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and that purchase the Notes at the "issue price." For this purpose, the "issue price" of a Note is the first price at which a substantial part of the Notes are sold to the public for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

  This discussion is based upon the United States federal income tax laws now in effect, which are subject to change, possibly retroactively. This discussion generally does not describe the treatment of investors in pass-through entities that hold the Notes. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers, persons who hold the Notes as part of a "straddle," "hedge," or "conversion transaction" or other integrated transaction, or persons that have a "functional currency" other than the U.S. dollar) may be subject to special rules not discussed below.

  PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

U.S. HOLDERS

  The following discussion is limited to the U.S. federal income tax consequences to a "U.S. Holder" of a Note. For purposes of this discussion, a "U.S. Holder" means a holder that is (i) an individual who is a citizen or a resident of the United States; (ii) a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source or (iv) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

 Stated Interest

  Stated interest on a Note will be taxable to a U.S. Holder as ordinary income either at the time it accrues or is received in accordance with such U.S. Holder's method of accounting. If the Company fails to comply with certain provisions requiring registration of the Notes, the interest rate may increase. Assuming that the contingency that the Company will pay such additional interest is remote or incidental (within the meaning of applicable Treasury regulations) such additional interest should be taxable to U.S. Holders at the time it accrues or is received in accordance with each such U.S. Holder's method of accounting.

 Redemption

  In the event of a Change of Control, the U.S. Holders of Notes will have the right to require the Company to purchase their Notes. The Treasury regulations provide that the right of U.S. Holders of the Notes to require redemption of the Notes upon the occurrence of a Change of Control will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the Issue Date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. The Company does not intend to treat this redemption provision of the Notes as affecting the computation of the yield to maturity of the Notes.

  The Company may redeem the Notes at any time on or after a certain date, and, in certain circumstances, may redeem or repurchase all or a portion of the Notes at any time prior to the maturity date. Under the Treasury regulations, the Company will be deemed to exercise any option to redeem the Notes if the exercise of such option would lower the yield of the debt instrument. The Company believes, and intends to take the position for all income tax purposes, that it will not be treated as having exercised the option to redeem the Notes under these rules.

 Sale, Exchange, or Repayment of the Notes

  Upon the disposition of a Note by sale, exchange redemption or repayment, the U.S. Holder will recognize gain or loss equal to the difference between
(i) the amount realized on the disposition (other than amounts attributable to accrued interest not yet taken into income) and (ii) the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in the Note generally will equal the cost of the Note.

  Because the Note is held as a capital asset, such gain or loss will generally be capital gain or loss and will be long-term capital gain if the
Note is held for longer than one year. U.S. Holders are advised to consult their tax advisors concerning these provisions on the taxation of capital gains.

 Backup Withholding

  A U.S. Holder may be subject to backup withholding at a rate of 31% with respect to interest, principal payments on the Notes, and proceeds from the disposition of Notes unless the U.S. Holder (i) is a corporation or comes within certain other exempt categories of recipients and, when required, demonstrates that status, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

  Backup withholding is not an additional tax. Any amount withheld as backup withholding would be refunded or credited against the U.S. Holder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service (the "IRS").

NON-U. S. HOLDERS

  The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a Note that is a person other than a United States person (a "Non-United States Holder"). For purposes of the withholding tax on interest, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered to be a Non-United States Holder.

  For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of Notes will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

 Interest

  Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Interest will be portfolio interest if the Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

  The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. rates rather than the 30% gross rate. In the case of a Non-United States Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or such lower treaty rate as may be applicable) of its "effectively connected earnings and profits." To claim exemption from withholding or to claim the benefits of a treaty, a Non-United States Holder must provide a properly executed Form 1001 or 4224 (or such successor form as the IRS designates), as applicable prior to the payment of interest. These forms must be periodically updated. Under regulations not yet in effect, the Forms 1001 and 4224 will be replaced by a Form W-8. Also under these regulations, a Non-United States Holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

 Gain on Disposition

  A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder; (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met; or (iii) the Non-United States Holder is subject to the special rules applicable to certain former citizens and residents of the United States.

 Federal Estate Taxes

  If the interest on the Notes is exempt from withholding of United States federal income tax as portfolio interest described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

 Information Reporting and Backup Withholding

  The Company must report annually to the IRS and to each Non-United States Holder any interest paid to the Non-United States Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides.

  In the case of payments of interest to Non-United States Holders, Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. The payment of the proceeds from the disposition of Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "United States Related Person").

  In the case of the payment of proceeds from the disposition of Notes to or through a non-United States office of a broker that is either a United States person or a United States Related Person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a United States person nor a United States Related Person (absent actual knowledge that the payee is a United States person).

  The Treasury Department recently promulgated final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The Final Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-United States Holders should consult their own tax advisors with respect to the impact, if any, of the new Final Regulations.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

                         CERTAIN ERISA CONSIDERATIONS

  Each purchaser of Notes will be deemed to have agreed that it shall not sell or otherwise transfer such Notes to, and each purchaser represents and covenants that it is not acquiring the Notes for or on behalf of, and will not transfer the Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or plan (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended ("Code") (collectively, a Plan)), except that such a purchase for or on behalf of a Plan shall be permitted:

    (i) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no Plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of ten percent of the total assets in such collective investment fund and the conditions of Section III of the Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

    (ii) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, no Plan (together with any other Plans maintained by the same employer or employee organization) has an interest in excess of ten percent of the total assets in such collective investment fund and the conditions of
  Section III of the Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

    (iii) to the extent such purchase is made on behalf of a Plan by (A) an investment adviser registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total client assets under its management and control in excess of $50,000,000 and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, (B) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940, that has the power to manage, acquire or dispose of assets of a Plan, with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year, (C) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a Plan, which insurance company has as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies, or (D) a savings and loan association, the accounts of which are insured by the Federal Deposit Insurance Corporation, that has made application for and been granted trust powers to manage, acquire or dispose of assets of a Plan by a State or Federal authority having supervision over savings and loan associations, which savings and loan association has, as of the last day of its most recent fiscal year, equity capital or net worth in excess of $1,000,000 and, in any case, such investment adviser, bank, insurance company or savings and loan is otherwise a "qualified Professional asset manager," as such term is used in Prohibited Transaction Class Exception 84-14 issued by the Department of Labor, with respect to such Plan, and the assets of such Plan managed by such investment advisor, bank, insurance Company or savings and loan, when combined with the assets of other Plans established or maintained by the same employer (or affiliate thereof, as defined in such exemption) or employee organization and managed by such investment adviser, bank, insurance company or savings and loan do not represent more than 20% of the total client assets managed by such investment adviser, bank, insurance company, or savings and loan and the conditions of Part I of such exemption are satisfied;

    (iv) to the extent such Plan is a governmental Plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 4975 of the Code;

    (v) to the extent such purchase is made by or on behalf of an insurance company with assets in its insurance company general account, and the conditions of Prohibited Transaction Class Exemption 95-60 issued by the Department of Labor are satisfied; or

    (vi) to the extent such purchase is made on behalf of a Plan by an in-house asset manager and the conditions of Part I of Prohibited Transaction Class Exemption 96-23 issued by the Department of Labor are satisfied.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issue and sale of the Exchange Notes will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg Krause & Zivian LLP, New York, New York.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited the following financial statements, as set forth in their reports, which are incorporated in this prospectus by reference:

  . the consolidated financial statements of United Rentals (North America), Inc. as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1998, included in the Company's Report on Form 8-K dated December 11, 1998;

  . the financial statements of Mission Valley Rentals, Inc. at June 30, 1996 and 1997 and for the years then ended, included in the Company's Current Report on Form 8-K/A dated February 4, 1998; and

  . the financial statements of Power Rental Co. Inc. at July 31, 1997 and for the year then ended, included in the Company's Current Report on Form 8-K/A dated July 21, 1998 and in the Company's Current Report on Form 8-K dated December 24, 1998.

These financial statements are incorporated herein by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

  The combined financial statements of Equipment Supply Co., Inc. and Affiliates as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Company's Current Reports on Form 8-K dated July 21, 1998 and December 24, 1998, have been audited by BDO Seidman, LLP independent certified public accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of McClinch, Inc. and subsidiaries as of January 31, 1998 and August 31, 1998, and for the year ended January 31, 1998 and the financial statements of McClinch Equipment Services, Inc. as of December 31, 1997 and August 31, 1998, and for the year ended December 31, 1997, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by PricewaterhouseCoopers L.L.P., independent accountants, as set forth in their reports thereon included therein, and are incorporated by reference herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of BNR Group of Companies as of March 31, 1996 and 1997 and for the years ended March 31, 1996 and 1997 included in the Company's Current Report on Form 8-K/A dated February 4, 1998, have been audited by KPMG LLP, independent chartered accountants, as set forth in their report thereon included therein and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

  The audited financial statements of Access Rentals, Inc. and Subsidiary and Affiliate, included in the Company's Current Report on Form 8-K/A dated February 4, 1998, have been incorporated by reference herein in reliance upon the report of Battaglia, Andrews & Moag, P.C., independent certified public accountants, 210 East Main Street, Batavia, New York 14020, for the periods indicated, given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
     Pro Forma Unaudited Consolidated Financial Statements of United
  I. Rentals (North America), Inc.
     Introduction.......................................................  F-2
     Pro Forma Consolidated Balance Sheet--September 30, 1998
      (unaudited).......................................................  F-3
     Pro Forma Consolidated Statement of Operations for the nine months ended
      September 30, 1998 (unaudited)....................................  F-4
     Pro Forma Consolidated Statement of Operations for the year ended
      December 31,
      1997 (unaudited)..................................................  F-5
     Notes to Pro Forma Unaudited Consolidated Financial Statements.....  F-6

                     UNITED RENTALS (NORTH AMERICA), INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following pro forma unaudited consolidated balance sheet of the Company gives effect to the acquisitions completed by the Company subsequent to September 30, 1998 (through February 11, 1999) and the financing thereof, as if all such transactions had occurred on September 30, 1998.

  The following pro forma unaudited consolidated statement of operations with respect to the nine months ended September 30, 1998 and the year ended December 31, 1997, give effect to each acquisition completed by the Company after the beginning of the period (through February 11, 1999) and the financing thereof and as if all such transactions had occurred at the beginning of the period.

  The pro forma consolidated financial statements are based upon certain assumptions and estimates which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

  The pro forma consolidated financial statements should be read in conjunction with the Company's historical Consolidated Financial Statements and related notes incorporated by reference in this prospectus and the financial statements and related notes incorporated by reference in this prospectus of certain of the companies we acquired.

                      UNITED RENTALS (NORTH AMERICA), INC.

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998

                            UNITED
                           RENTALS   ACQUISITIONS ADJUSTMENTS    PRO FORMA
                          ---------- ------------ -----------    ----------
                                          (IN THOUSANDS)
ASSETS:
Cash and cash
 equivalents............  $   21,793   $ 2,093     $ (19,888)(a) $    3,998
Accounts receivable,
 net....................     232,448    12,593                      245,041
Inventory...............      74,895     4,951                       79,846
Rental equipment, net...   1,191,448    42,323         8,048 (b)  1,241,819
Property and equipment,
 net....................     168,689     5,303          (616)(c)    173,376
Intangible assets, net..     819,094                  70,310 (d)    889,404
Prepaid expenses and
 other assets...........      23,316     2,628                       25,944
                          ----------   -------     ---------     ----------
                          $2,531,683   $69,891     $  57,854     $2,659,428
                          ==========   =======     =========     ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Liabilities:
Accounts payable,
 accrued expenses and
 other liabilities......  $  293,971   $12,178                   $  306,149
Debt....................   1,235,508    36,113     $ (36,113)(e)  1,350,975
                                                     115,467 (f)
                          ----------   -------     ---------     ----------
 Total liabilities......   1,529,479    48,291        79,354      1,657,124
STOCKHOLDERS' EQUITY:
Common stock............
Additional paid-in
 capital................     982,194     1,050        (1,050)(g)    982,294
                                                         100 (h)
Retained earnings.......      20,010    20,550       (20,550)(g)     20,010
                          ----------   -------     ---------     ----------
 Total stockholders'
  equity................   1,002,204    21,600       (21,500)     1,002,304
                          ----------   -------     ---------     ----------
                          $2,531,683   $69,891     $  57,854     $2,659,428
                          ==========   =======     =========     ==========


      See notes to pro forma unaudited consolidated financial statements.

                      UNITED RENTALS (NORTH AMERICA), INC.

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                       EQUIPMENT
                                                         SUPPLY   MCCLINCH INC.
                                     ACCESS    POWER   CO., INC.  AND MCCLINCH
                           UNITED   RENTALS,  RENTAL      AND       EQUIPMENT      OTHER
                          RENTALS     INC.   CO., INC. AFFILIATES SERVICE, INC. ACQUISITIONS ADJUSTMENTS   PRO FORMA
                          --------  -------- --------- ---------- ------------- ------------ -----------   ---------
                                                              (IN THOUSANDS)
Revenues
 Equipment rentals......  $592,502   $2,313   $ 6,295   $34,382      $16,515      $156,010                 $ 808,017
 Sales of equipment,
  merchandise and other
  revenue...............   211,760      841     1,555     8,958        5,601       118,658                   347,373
                          --------   ------   -------   -------      -------      --------     -------     ---------
Total revenues..........   804,262    3,154     7,850    43,340       22,116       274,668                 1,155,390
Cost of revenues
 Cost of equipment
  rentals, excluding
  depreciation..........   263,529    1,131     3,416    12,529        6,770        61,844                   349,219
 Depreciation of rental
  equipment.............   119,970      402     2,987    10,368        3,316        36,920     $(9,708)(a)   164,255
 Cost of sales and other
  operating costs.......   146,713      741       638     7,267        3,795        79,170                   238,324
                          --------   ------   -------   -------      -------      --------     -------     ---------
Total cost of revenues..   530,212    2,274     7,041    30,164       13,881       177,934      (9,708)      751,798
                          --------   ------   -------   -------      -------      --------     -------     ---------
Gross profit............   274,050      880       809    13,176        8,235        96,734       9,708       403,592
Selling, general and
 administrative
 expenses...............   128,763      774     3,200     9,672        3,535        71,122     (13,543)(c)   203,329
                                                                                                  (194)(d)
Merger-related
 expenses...............    42,216                                                                            42,216
Non-rental depreciation
 and amortization.......    23,693       23       304       359          382         4,291       6,794 (f)    35,846
                          --------   ------   -------   -------      -------      --------     -------     ---------
Operating income
 (loss).................    79,378       83    (2,695)    3,145        4,318        21,321      16,651       122,201
Interest expense........    39,170      147       631     4,220          763         9,855     (12,420)(f)    65,335
                                                                                                22,969 (g)
Other (income) expense,
 net....................    (4,524)     (52)      (95)     (198)         (51)       (4,774)                   (9,694)
                          --------   ------   -------   -------      -------      --------     -------     ---------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................    44,732      (12)   (3,231)     (877)       3,606        16,240       6,102        66,560
Provision for income
 taxes..................    26,450                       (2,638)         896         1,817         447 (h)    26,972
                          --------   ------   -------   -------      -------      --------     -------     ---------
Income (loss) before
 extraordinary item.....  $ 18,282   $  (12)  $(3,231)  $ 1,761      $ 2,710      $ 14,423     $ 5,655     $  39,588
                          ========   ======   =======   =======      =======      ========     =======     =========


      See notes to pro forma unaudited consolidated financial statements.

                      UNITED RENTALS (NORTH AMERICA), INC.

   PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONSFOR THE YEAR ENDED
                               DECEMBER 31, 1997

                                                                               MCCLINCH
                                                                    EQUIPMENT  INC. AND
                                                 MISSION              SUPPLY   MCCLINCH
                              ACCESS   BNR GROUP  VALLEY    POWER   CO., INC.  EQUIPMENT
                    UNITED   RENTALS,     OF     RENTALS,  RENTAL      AND     SERVICES,    OTHER
                   RENTALS     INC.    COMPANIES   INC.   CO., INC. AFFILIATES   INC.    ACQUISITIONS ADJUSTMENTS    PRO FORMA
                   --------  --------  --------- -------- --------- ---------- --------- ------------ -----------    ----------
                                                               (IN THOUSANDS)
Revenues
 Equipment rent-
  als............  $388,181  $42,316    $ 9,403   $7,853   $35,382   $78,142    $30,615    $354,010                  $  945,902
 Sales of
  equipment,
  merchandise and
  other
  revenues.......   101,657    9,943     14,612      765     5,154    16,416      9,418     234,025                     391,990
                   --------  -------    -------   ------   -------   -------    -------    --------    --------      ----------
Total revenues...   489,838   52,259     24,015    8,618    40,536    94,558     40,033     588,035                   1,337,892
Cost of revenues
 Cost of
  equipment
  rentals,
  excluding
  depreciation...   189,578   12,415      4,662    3,437    12,678    23,510     11,590     145,504                     403,374
 Depreciation of
  rental
  equipment......    82,097    8,480      1,589    1,746     9,706    20,397      5,888      74,320    $(16,703)(a)     187,520
 Cost of sales
  and other
  operating
  costs..........    68,871    8,862     10,361      518     3,648    11,362      6,485     166,893         (72)(b)     276,928
                   --------  -------    -------   ------   -------   -------    -------    --------    --------      ----------
Total cost of
 revenues........   340,546   29,757     16,612    5,701    26,032    55,269     23,963     386,717     (16,775)        867,822
                   --------  -------    -------   ------   -------   -------    -------    --------    --------      ----------
Gross profit.....   149,292   22,502      7,403    2,917    14,504    39,289     16,070     201,318      16,775         470,070
Selling, general
 and
 administrative
 expenses........    70,835   10,440      5,402    3,062    12,147    17,875      8,605     139,179     (27,554)(c)     239,796
                                                                                                           (195)(d)
Non-rental
 depreciation and
 amortization....    13,424    1,355        104       32     1,226       878        714       8,315      16,420(e)       42,468
Termination costs
 of deferred
 compensation
 agreements......    20,290                                                                                              20,290
                   --------  -------    -------   ------   -------   -------    -------    --------    --------      ----------
Operating income
 (loss)..........    44,743   10,707      1,897     (177)    1,131    20,536      6,751      53,824      28,104         167,516
Interest
 expense.........    11,847    3,700        501      434     2,344    11,186      2,195      20,631     (40,440)(f)      86,445
                                                                                                         74,047 (g)
Other (income)
 expense, net....    (2,021)    (809)                (61)     (370)   (2,859)      (715)     (1,766)                     (8,601)
                   --------  -------    -------   ------   -------   -------    -------    --------    --------      ----------
Income (loss)
 before provision
 for income taxes
 and
 extraordinary
 item............    34,917    7,816      1,396     (550)     (843)   12,209      5,271      34,959      (5,503)         89,672
Provision for
 income taxes....    29,508    2,745        459      (73)              1,242      1,189       3,867      (2,619)(h)      36,318
                   --------  -------    -------   ------   -------   -------    -------    --------    --------      ----------
Income (loss)
 before
 extraordinary
 item............  $  5,409  $ 5,071    $   937   $ (477)  $  (843)  $10,967    $ 4,082    $ 31.092    $ (2,884)     $   53,354
                   ========  =======    =======   ======   =======   =======    =======    ========    ========      ==========

      See notes to pro forma unaudited consolidated financial statements.

                     UNITED RENTALS (NORTH AMERICA), INC.

        NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                (IN THOUSANDS)

1. BASIS OF PRESENTATION

  The Company is a large geographically diversified equipment rental company in the United States, Canada and Mexico. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also sells rental equipment, acts as a distributor for certain new equipment, and sells related merchandise and parts.

  The financial data for United Rentals (North America), Inc. is derived from the historical financial statements of the Company. The financial data for each of the acquisitions is derived from the respective historical financial statements of such companies. The results of operations for each acquisition acquired during a period presented includes the results of operations from the beginning of such period through the date of acquisition.

2. ACQUISITIONS

  Since its formation, the Company has completed a total of 97 acquisitions through February 11, 1999. These include the acquisition of the six companies in October 1997 and the acquisition of 91 additional companies thereafter.

  Based upon management's preliminary estimates, it is estimated that the carrying value of the assets and liabilities of the 22 companies acquired by the Company subsequent to September 30, 1998 approximates fair value, with the exception of rental equipment and other property and equipment, which required adjustments to reflect fair market value. The following table presents the allocation of purchase price of each of the 22 companies acquired by the Company subsequent to September 30, 1998:

Purchase price......................................................... $99,342
Net assets acquired....................................................  21,600
Fair value adjustments:
  Rental equipment.....................................................   8,048
  Property and equipment...............................................    (616)
                                                                        -------
Intangible assets recorded............................................. $70,310
                                                                        =======

3. PRO FORMA ADJUSTMENTS

   Balance sheet adjustments:

  a. Records the portion of the acquisition consideration and debt repayment paid from available cash on hand.

  b.Adjusts the carrying value of rental equipment to fair market value.

  c.Adjusts the carrying value of property and equipment to fair market value.

  d. Records the excess of the acquisition consideration over the estimated fair value of net assets acquired.

  e.Records the repayment of certain indebtedness of the acquisitions.

  f. Records the portion of the acquisition consideration and debt repayment funded by borrowing under United Rentals' credit facility, senior subordinated notes, term loan and seller notes.

  g. Records the elimination of the stockholders' equity of the acquisitions.

  h.Records the portion of the acquisition consideration paid in the form of common stock.

                     UNITED RENTALS (NORTH AMERICA), INC.

                                (IN THOUSANDS)

  Statements of operations adjustments:

  a. Adjusts the depreciation of rental equipment and other property and equipment based upon adjusted carrying values utilizing the following lives (subject to a salvage value ranging from 0 to 10%):

       Rental equipment.............................................. 2-10 years
       Other property and equipment.................................. 2-15 years

  b. Adjusts the method of accounting for inventory at one of the acquisitions from the LIFO method to the FIFO method.

  c. Adjusts the compensation to former owners and executives of the acquisitions to current levels of compensation.

  d. Adjusts the lease expense for real estate utilized by the acquisitions to current lease agreements.

  e. Records the amortization of the excess of cost over net assets acquired attributable to the acquisitions using an estimated life of 40 years.

  f. Eliminates interest expense related to the outstanding indebtedness of the acquisitions which was repaid by United Rentals.

  g. Records interest expense relating to the portion of the acquisitions funded through borrowing under United Rentals' credit facility using a rate per annum of 7%, senior subordinated notes using a rate per annum of 9 1/2%, term loan using a rate per annum of 7.6% and seller notes using a rate per annum of 7.0%.

  h.Records a provision for income taxes at an estimated rate of 40.5%.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION ABOUT THIS EXCHANGE OFFER THAT IS NOT INCLUDED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE REGISTERED NOTES IN ANY PLACE WHERE, OR TO ANY PERSON TO WHOM, IT IS ILLEGAL TO DO SO. USE OF THIS PROSPECTUS DOES NOT IMPLY IN ANY WAY THAT THE INFORMATION IN THIS PROSPECTUS, AND OUR BUSINESS AFFAIRS GENERALLY, HAVE NOT CHANGED SINCE THE DATE OF THIS PROSPECTUS.

                              ------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Cautionary Notice Regarding Forward Looking Statements.....................   3
Where You Can Find More Information........................................   3
Incorporation by Reference.................................................   3
Prospectus Summary.........................................................   4
Risk Factors...............................................................  14
Corporate Information......................................................  20
The Exchange Offer.........................................................  21
Registration Rights Agreement..............................................  28
Use of Proceeds............................................................  31
Selected Historical and Pro Forma Consolidated Financial Information.......  32
Description of the Notes...................................................  34
Plan of Distribution.......................................................  64
Certain United States Federal Income Tax Considerations....................  65
Certain ERISA Considerations...............................................  69
Legal Matters..............................................................  70
Experts....................................................................  70
Index to Financial Statements.............................................. F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                 $300,000,000

                     UNITED RENTALS (NORTH AMERICA), INC.


                               OFFER TO EXCHANGE

                     REGISTERED 9 1/4% SENIOR SUBORDINATED
                           NOTES DUE 2009, SERIES B
                  FOR UNREGISTERED 9 1/4% SENIOR SUBORDINATED
                           NOTES DUE 2009, SERIES A

                       ---------------------------------

                                  PROSPECTUS

                       ---------------------------------

                                MARCH   , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation (the "Certificate") of the company provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

  The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with certain of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

  Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such. The Registrant has entered into indemnification agreements with certain members of its management in the form filed as an exhibit to this registration statement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  4(a)   Indenture dated December 15, 1998, among the Registrant, the
         Guarantors named therein and State Street Bank and Trust Company, as trustee (incorporated by reference to Exhibit 10(uu) of the
         Registration Statement on Form S-4 filed by the Registrant,
         Registration No. 333-64227)
  4(b)   Notes Registration Rights Agreement dated as of December 15, 1998, among the Registrant, the subsidiaries of the Registrant named therein, and Goldman, Sachs & Co. (incorporated by reference to
         Exhibit 10(vv) of the Registration Statement on Form S-4 filed by the
         Registrant, Registration No. 333-64227)
  5(a)*  Opinion of Ehrenreich Eilenberg Krause & Zivian LLP
 12(a)*  Statement re computation of ratios of earnings to fixed charges
 12(b)*  Statement re computation of supplemental pro forma ratio of earnings to fixed charges

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBIT
 -------                        ----------------------
 23(a)*  Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in opinion filed as Exhibit 5)
 23(b)*  Consent of Ernst & Young LLP
 23(c)*  Consent of KPMG LLP
 23(d)*  Consent of Battaglia, Andrews, & Moag, P.C.
 23(e)*  Consent of PricewaterhouseCoopers LLP
 23(f)*  Consent of BDO Seidman, LLP
 24(a)   Power of Attorney (included in Part II of the Registration Statement under the caption "Signatures")
 99(a)*  Form of Letter of Transmittal

--------
*To be filed by amendment.

ITEM 22. UNDERTAKINGS

  A. The registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  D. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  E. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 11, 1999.

                                          United Rentals (North America), Inc.

                                                  /s/ Michael J. Nolan
                                          By: _________________________________
                                                    MICHAEL J. NOLAN
                                                 CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Bradley S. Jacobs, John N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John N. Milne and Michael
J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

             SIGNATURES                        TITLE                 DATE

        /s/ Bradley S. Jacobs          Chairman, Chief          March 11, 1999
-------------------------------------   Executive Officer
          BRADLEY S. JACOBS             and Director
                                        (Principal
                                        Executive Officer)

        /s/ Wayland R. Hicks           Director                 March 11, 1999
-------------------------------------
          WAYLAND R. HICKS

          /s/ John N. Milne            Director                 March 11, 1999
-------------------------------------
            JOHN N. MILNE

        /s/ William F. Berry           Director                 March 11, 1999
-------------------------------------
          WILLIAM F. BERRY

        /s/ John S. McKinney           Director                 March 11, 1999
-------------------------------------
          JOHN S. MCKINNEY

                                       Director
-------------------------------------
            LEON D. BLACK

       /s/ Richard D. Colburn          Director                 March 11, 1999
-------------------------------------
         RICHARD D. COLBURN

             SIGNATURES                      TITLE                 DATE

        /s/ Ronald M. DeFeo           Director                March 11, 1999
------------------------------------
          RONALD M. DEFEO

                                      Director
------------------------------------
          MICHAEL S. GROSS

                                      Director
------------------------------------
        RICHARD J. HECKMANN

                                      Director
------------------------------------
          GERALD TSAI, JR.

       /s/ Christian M. Weyer         Director                March 11, 1999
------------------------------------
         CHRISTIAN M. WEYER

        /s/ Michael J. Nolan          Chief Financial         March 11, 1999
------------------------------------   Officer (Principal
          MICHAEL J. NOLAN             Financial Officer)

        /s/ John S. McKinney          Vice President,         March 11, 1999
------------------------------------   Finance (Principal
          JOHN S. MCKINNEY             Accounting
                                       Officer)

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each co-registrant listed on the cover page of this Registration Statement has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, State of New York, on March 11, 1999.

                                          THE CO-REGISTRATION LISTED ON
                                          THE COVER PAGE OF THIS REGISTRATION
                                          STATEMENT

                                          By: /s/ Michael J. Nolan
                                             ----------------------------------
                                            Michael J. Nolan
                                            Vice President
                                            of Each Co-Registrant

             SIGNATURES                        TITLE                 DATE

          /s/ John N. Milne            President and            March 11, 1999
-------------------------------------   Director of each
            JOHN N. MILNE               Co-Registrant
                                        (Principal
                                        Executive Officer)

        /s/ Michael J. Nolan           Vice President of        March 11, 1999
-------------------------------------   each Co-Registrant
          MICHAEL J. NOLAN              (Principal
                                        Financial Officer)

        /s/ John S. McKinney           Principal Accounting     March 11, 1999
-------------------------------------   Officer of each Co-
          JOHN S. MCKINNEY              Registrant